Exhibit 10.1

Execution Copy

Membership Interest Purchase Agreement

This Membership Interest Purchase Agreement (this “Agreement”) is made and entered into as of May 7, 2009 by and between Synopsys, Inc., a Delaware corporation (“Buyer”) and MIPS Technologies, Inc., a Delaware corporation (“Seller”).

Recitals

A.    Seller owns all of the issued and outstanding membership interests in MIPS Technologies Holding LLC, a Delaware limited liability company (the “Company”).

B.    Buyer desires to purchase from Seller, and Seller desires to sell to Purchaser, all of the issued and outstanding membership interests of the Company, all upon the terms and conditions set forth in this Agreement.

C.    The board of directors of Seller has determined that the transactions contemplated by this Agreement (collectively, the “Transaction”) are in the best interests of Seller and its stockholders and have approved this Agreement, the Ancillary Agreements and the Transaction.

D.    Buyer and Seller desire to make certain representations, warranties, covenants and agreements in connection with the Transaction and to prescribe various conditions to the Transaction.

Now, Therefore, in consideration of the foregoing and the mutual promises, covenants and conditions contained herein, the parties hereby agree as follows:

ARTICLE 1

Certain Definitions

As used in this Agreement, the following terms shall have the meanings set forth below.

“3/31/09 Financial Statements” shall have the meaning set forth in the definition of “Company Financial Statements.”

“AAA” shall have the meaning set forth in Section 8.13.

“Affiliate” means, with respect to a specified Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such specified Person.

“Allocation” shall have the meaning set forth in Section 2.5.

“Alternate Property” shall have the meaning set forth in Section 5.7(f).

“Ancillary Agreements” means, collectively, the Second Addendum, the License Agreement, the SVB Amendment No. 2, and all other agreements, documents and certificates required to be executed pursuant to this Agreement and/or to effect the Transaction.

“Anti-Bribery Laws” means the United States Foreign Corrupt Practices Act or any other similar laws, statue, rule or regulation of any country, including, without limitation, any anti bribery and related prohibitions implemented under the Organization for Economic Cooperation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, the Organization of American States Inter-American Convention Against Corruption, Council of Europe Criminal Law Convention on Corruption, the United Nations Convention Against Corruption, the African Union Convention on Preventing and Combating Corruption, applicable to the Company or any of its Subsidiaries.

“Applicable Law” means with respect to any Person, any foreign, national, federal, state, local, municipal or other law, statute, constitution, resolution, ordinance, code, permit, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority and any orders, writs, injunctions, awards, judgments and decrees applicable to such Person or its subsidiaries, their business or any of their respective assets or properties.

“Balance Sheet Date” shall have the meaning set forth in the definition of Company Financial Statements.

“Basket Amount” shall have the meaning set forth in Section 7.3(c).

“BCP Agreement” means that certain Contrato de Locacao Financeira Imobiliario #450001065 dated November 5, 2004, by and between MIPSABG Chipidea, Limitada and Banco Comercial Portugues, S.A, as amended on May 4, 2007, July 26, 2007 and November 30, 2007.

“BCP Lease Amendment” means that certain amendment to the BCP Agreement in form attached hereto as Exhibit C.

“Business” means the business of Seller, operating through the Company and its Subsidiaries, known as the Analog Business Group of Seller, as presently conducted.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions located in San Francisco, California are authorized or obligated by law or executive order to close.

“Claim” shall have the meaning set forth in Section 7.4.

“Claims Period” shall have the meaning set forth in Section 7.4(b).

“Closing” shall have the meaning set forth in Section 2.2.

“Closing Balance Sheet” shall have the meaning set forth in the definition of “Company Financial Statements.”

“Closing Date” shall have the meaning set forth in Section 2.2.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Benefit Arrangements” shall have the meaning set forth in Section 3.15(d).

“Company Closing Cash” means the total amount of cash assets of the Company and its Subsidiaries (including cash in the bank accounts of the Company and its Subsidiaries) as of the Closing as set forth on the line item “cash and cash equivalents” on the Closing Balance Sheet and as calculated in accordance with GAAP.  For the avoidance of doubt, no amount of “restricted cash” shall constitute Company Closing Cash.

“Company Financial Statements” means (a) the unaudited consolidated balance sheet of the Company and its Subsidiaries as of March 31, 2009 (the “Balance Sheet Date”) and the related unaudited consolidated profit and loss statement for the nine (9) months ended March 31, 2009 (collectively, the “3/31/09 Financial Statements”); and (b) the unaudited consolidated balance sheet of the Company and its Subsidiaries as of the Closing Date (the “Closing Balance Sheet”).

“Company IP Rights” shall have the meaning set forth in Section 3.12(a).

“Company IP Rights Agreements” shall have the meaning set forth in Section 3.12(b).

“Company Licensed IP Rights” shall have the meaning set forth in Section 3.12(a).

“Company Owned IP Rights” shall have the meaning set forth in Section 3.12(a).

“Company Product” shall have the meaning set forth in Section 3.12(c).

“Company Registered IP Rights” shall have the meaning set forth in Section 3.12(h).

“Company Source Code” shall have the meaning set forth in Section 3.12(k).

“Contested Claim” shall have the meaning set forth in Section 7.7(b).

“Continuing Employees” shall have the meaning set forth in Section 5.4(b).

“Contract” means any legally binding written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, option, warranty, purchase order, license, sublicense, mortgage, guarantee, purchase order, insurance policy, benefit plan or commitment or undertaking of any nature.

“Damages” shall have the meaning set forth in Section 7.2.

“Delivered” means, with respect to any statement in Article 3 of this Agreement to the effect that any information, document or other material has been “delivered” to Buyer or its representatives, that such information, document or material was:  (A) available for review by Buyer or its representatives in the virtual data room set up by Seller in connection with this Agreement as of 5:00 p.m. Pacific Time on the date that is no later than one (1) Business Day prior to the Closing Date; or (B) “delivered” to Buyer or its representatives in the manner described in Section 8.8 of this Agreement by 5:00 p.m. Pacific Time on the date that is no later than one (1) Business Day prior to the Closing Date.

“Documentation” means, collectively, programmers’ notes or logs, source code annotations, user guides, manuals, instructions, software architecture designs, layouts, any know-how, and any other designs, plans, drawings, documentation, materials, supplier lists, software source code and object code, net lists, photographs, development tools, blueprints, media, memoranda and records that are primarily related to or otherwise necessary for the use and exploitation of any products of the Company or any of its Subsidiaries, whether in tangible or intangible form, whether owned by the Company or any of its Subsidiaries or held by the Company or any of its Subsidiaries under any licenses or sublicenses or similar grants of rights.

“Encumbrance” means, with respect to any asset, any mortgage, deed of trust, lien, pledge, hypothecation, charge, security interest, title retention device, collateral assignment, adverse claim, restriction, infringement, interference, option, right of first refusal, preemptive right or other encumbrance or restriction of any kind in respect of such asset (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“End Date” shall have the meaning set forth in Section 7.1.

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, proprietorship, company (including any company limited by shares, limited liability company or joint stock company), firm, society, enterprise, association, organization or other entity.

“Environment” shall have the meaning set forth in Section 3.13(d).

“Environmental Law” shall have the meaning set forth in Section 3.13(d).

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the SEC thereunder.

“Existing Policy” shall have the meaning set forth in Section 5.8.

“Final Company Closing Cash” shall have the meaning set forth in Section 2.6.

“Former Contractor and Employee” means each of Annette Brazile, Sergio Kusevitzky, Joyce Chen, Michael Dong and Peter Chang.

“French Lease” means Bail Commercial (Commercial Lease) by and between NOTAPIERRE represented by SECURINOT and Chipidea Microelectronica, SA dated February 10, 2007.

“French Subsidiary” shall have the meaning set forth in Section 6.2(d).

“French Subsidiary Transfer” shall have the meaning set forth in Section 6.2(d).

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any:  (A) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (B) national, federal, state, local, municipal, foreign or other government; (C) governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal); or (D) Entity to whom a Governmental Authority has assigned or delegated any authority or oversight responsibilities.

“Governmental Permits” shall have the meaning set forth in Section 3.13(b).

“Income Tax” means any federal, state, local or non-U.S. tax based on or measured by reference to net income, including any interest, penalty or addition thereto, whether disputed or not.

“Income Tax Return” means any Tax Return relating to Income Taxes.

“Indemnified Person” and “Indemnified Persons” shall have the meanings set forth in Section 7.2.

“Intellectual Property” means, collectively, all worldwide industrial and intellectual property rights, including patents, patent applications, patent rights, trademarks, trademark registrations and applications therefor, trade dress rights, trade names, service marks, service mark registrations and applications therefor, Internet domain names, Internet and World Wide Web URLs or addresses, copyrights, copyright registrations and applications therefor, mask work rights, mask work registrations and applications therefor, franchises, licenses, inventions, trade secrets, know-how, customer lists, supplier lists, proprietary processes and formulae, technology, software source code and object code, algorithms, net lists, architectures, structures, screen displays, photographs, images, layouts, development tools, designs, blueprints, specifications, technical drawings (or similar information in electronic format) and all documentation and media constituting, describing or relating to the foregoing, including manuals, programmers’ notes, memoranda and records.

“J.A.M.S.” shall have the meaning set forth in Section 8.13.

“Knowledge”, with respect to Seller, means the knowledge of Maury Austin, John Bourgoin, Sandy Creighton, Brad Holtzinger, Gail Shulman Knittel, Cesar Martin-Perez and Art Swift of a particular fact, circumstance, event or other matter in question after reasonable inquiry of the persons employed by Seller, the Company or any of its Subsidiaries charged with administrative or operational responsibility for the matter in question.

“Liabilities” means debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, known or unknown, including those arising under any law, action or governmental order and those arising under any Contract.

“License Agreement” means that certain License Agreement by and between Buyer and Seller dated as of the Closing Date, attached hereto as Exhibit D.

“Material Contract” shall have the meaning set forth in Section 3.11.

“NDA” shall have the meaning set forth in Section 8.12.

“Non-Buyer Affiliate Guarantor” shall have the meaning set forth in Section 5.7(e).

“Notice of Claim” shall have the meaning set forth in Section 7.4.

“Open Source Materials” shall have the meaning set forth in Section 3.12(o).

“Permitted Encumbrances” means:  (A) statutory liens for Taxes that are not yet due and payable; (B) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (C) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Applicable Law; (D) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens; and (E) such imperfections of title and encumbrances that do not materially detract from the value or materially interfere with the use of the property subject thereto or affected thereby.

“Person” means any individual, Entity or Governmental Authority.

“Portugal Employment Litigation Matter” means the matter described in item 3 on Schedule 5.6.

“Pre-Closing Tax Period” shall have the meaning set forth in Section 5.2(a).

“Pre-Closing Tax Returns” shall have the meaning set forth in Section 5.2(b).

“Purchased Interests” shall have the meaning set forth in Section 2.1.

“Purchase Price” shall have the meaning set forth in Section 2.1.

“Restricted Business” shall have the meaning set forth in Section 5.4(a).

“SEC” means the United States Securities and Exchange Commission.

“Second Addendum” means that certain Second Addendum to the NDA by and between Seller and Buyer dated as of the Closing Date, attached hereto as Exhibit B.

“Section 5.6 Damages” shall have the meaning set forth in Section 5.6.

“Seller Disclosure Letter” shall have the meaning set forth in the preamble to Article 3.

“Significant Customer” shall have the meaning set forth in Section 3.19(a).

“Significant Supplier” shall have the meaning set forth in Section 3.19(b).

“Specified Claim” means each of the matters set forth on Schedule 5.6.

“Specified Contracts” means each of the following Contracts: (i) Business Alliance Agreement by and among Seller and IIX, Inc. dated November 1, 2003, (ii) IP License and Design Agreement by and among Seller and Kawasaki Microelectronics Inc. dated August 31, 2007, (iii) Intellectual Property License Agreement by and among Seller and Kawasaki Microelectronics Inc. dated December 20, 2006, (iv) Single Core License Agreement by and among Seller and NEC Electronics Corporation dated October 16, 2003, (v) IP License and Design Agreement by and among Seller and Sharp Corporation dated December 28, 2006, (vi) Basic Development Agreement by and among Seller and Sharp Corporation dated June 30, 2005, (vii) Design Framework Agreement by and among Seller and Toshiba Corporation dated August 20, 2000, (viii) IC Design Technology Partnership Agreement by and among Seller and Toshiba Corporation dated January 25, 2001, (ix) Design Agreement by and among Seller and IIX, Inc. (formerly Xvein) dated February 15, 2001, (x) the License and Design Agreement by and among Seller and Yamaha Corporation dated December 17, 2004, (xi)  IP License and Design Agreement by and among Seller and Renesas Technology Corp. dated December 11, 2007 and (xii) Master Technology License Agreement by and between Seller and Cypress Semiconductor Corporation dated December 16, 2008, in each case including all schedules, exhibits and statements of work thereto.

“Straddle Periods” shall have the meaning set forth in Section 5.2(a).

“Subsidiary” means, with respect to a particular Entity (the “Parent”), a corporation or other business Entity:  (A) in which the Parent owns (directly or indirectly,

beneficially or of record) at least a 50% equity, beneficial or financial interest; (B) in which the Parent owns (directly or indirectly, beneficially or of record) an amount of voting securities of other interests in such Entity that is sufficient to enable the Parent to elect at least a majority of the members of such Entity’s board of directors or other governing body; or (C) that is otherwise, directly or indirectly, controlled by the Parent.

“Subsidiary Equity” shall have the meaning set forth in Section 3.3(a).

“SVB Amendment No. 2” shall have the meaning set forth in the definition of SVB Loan Documents.

“SVB Loan Documents” means each of the following Contracts: (i) that certain Loan and Security Agreement by and among Silicon Valley Bank and Seller dated as of July 3, 2008, as amended by that certain Amendment No. 1 dated as of December 18, 2008 and as further amended by that certain Amendment No. 2 dated the date hereof (the “SVB Amendment No. 2”), (ii) that certain Unconditional Guaranty and Security Agreement by and among the Company and Silicon Valley Bank dated as of July 3, 2008, and (iii) that certain Uncertificated Security Control Agreement by and among Seller, the Company and Silicon Valley Bank dated as of July 3, 2008.

“Tax” (and, with correlative meaning, “Taxes”) means (A) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, value added tax, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, municipal tax, municipal surcharge premium, property, environmental or windfall profit tax, custom duty or other tax, social security contributions, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any governmental entity responsible for the imposition of any such tax (domestic or foreign), (B) any liability for the payment of any amounts of the type described in clause (A) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any taxable period, and (C) any liability for the payment of any amounts of the type described in clause (A) or (B) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to indemnify any other Person.

“Tax Authority” means any Governmental Authority responsible for the imposition, administration, assessment, and/or collection of any Tax.

“Tax Return” means any return, statement, report, tax filing or form (including estimated Tax returns and reports, withholding Tax returns and reports, any schedule or attachment, and information returns and reports) of the Company or its Subsidiaries required to be filed with respect to Taxes.

“Third-Party Claim” shall have the meaning set forth in Section 7.4(b).

“Third-Party Partners” shall have the meaning set forth in Section 3.20(c).

“Third-Party Product Technology” shall have the meaning set forth in Section 3.12(g).

“Transfer Taxes” shall have the meaning set forth in Section 2.3.

“Unrelated Liability” means any and all of the following: (i) all Liabilities of Seller and its Affiliates to the extent such Liabilities are unrelated to the Business (including the Business as presently proposed to be conducted); (ii) all indebtedness of Seller and its Affiliates for borrowed money, other than indebtedness of the Company and its Subsidiaries for borrowed money as set forth on the Closing Balance Sheet; (iii) all Liabilities for Seller's and its Affiliates' (including Company's and its Subsidiaries') fees and expenses in connection with the negotiation and execution of this Agreement and the consummation of the Transaction, including without limitation, fees and expenses of attorneys, accountants, investment bankers and advisors and (iv) all Liabilities arising out of or resulting from the French Subsidiary or the French Subsidiary Transfer (provided, that, for the avoidance of doubt, all Liabilities associated with the French Lease shall not be an Unrelated Liability).

Other capitalized terms defined elsewhere in this Agreement and not defined in this Article 1 shall have the meanings assigned to such terms in this Agreement.

ARTICLE 2

The Transaction

2.1    Purchase and Sale of Membership Interests and Assets.  At the Closing (as defined below), upon the terms and subject to the conditions contained herein, (a) Seller will sell, convey, transfer, assign and deliver to Buyer, and Buyer will purchase and acquire from Seller, all of Seller’s right, title and interest in and to all of the issued and outstanding membership interests in the Company (the “Purchased Interests”), free and clear of all Encumbrances, and (b) as full and complete consideration for the sale and transfer of the Purchased Interests, Buyer shall pay (or cause to be paid) to Seller cash in the amount of $22,000,000 U.S. dollars (the “Purchase Price”), paid by wire transfer of immediately available funds to the bank account designated in writing by Seller to Buyer.

2.2    Closing.  Subject to the terms and conditions of this Agreement, the closing of the Transaction shall take place at the offices of Fenwick & West LLP, 801 California Street, Mountain View, CA (the “Closing”) at 10:00 a.m., local time, concurrently with the execution and delivery of this Agreement.  The date on which the Closing takes place shall be referred to herein as the “Closing Date.”

2.3    Transfer Taxes.  Seller will pay all sales, transfer, stamp, income, value added Tax, capital gains, use or other Taxes associated with the purchase, sale or transfer of the Purchased Interests in accordance herewith (the “Transfer Taxes”), and shall promptly reimburse Buyer for any such Transfer Taxes imposed on Buyer and paid by Buyer.

2.4    Further Assurances.  In case at any time after the Closing Date, any further action is reasonably necessary to carry out the purposes of this Agreement or the Ancillary Agreements, each of the parties hereto shall, at its own expense, execute and deliver such documents and other papers and take such further actions as may be required to carry into effect the intents and purposes of this Agreement (including, without limitation, vesting, perfecting, confirming or continuing full right, title and interest in all the Purchased Interests in Buyer).  For a period of seven (7) years after the Closing, Seller shall have reasonable access to the books and records of the Company and its Subsidiaries to the extent such books and records are reasonably required and relate to Pre-Closing Tax Periods by Seller in connection with the preparation or audit of tax returns or for other reasonable purposes.

2.5    Allocation.  As soon as reasonably practicable following the Closing Date but in any event within ninety (90) days following the Closing Date, Buyer shall in good faith allocate the sum of the Purchase Price plus the Liabilities of the Company as of the Closing Date (and all other capitalized costs) among the assets of the Company in accordance with Section 1060 of the Code and Treasury Regulations promulgated thereunder (and any similar provision of state, local or foreign law, as appropriate) (the “Allocation”), which Allocation shall be reasonably acceptable to Seller.  Seller shall timely and properly prepare, execute, file and deliver all such documents, forms and other information as Buyer may reasonably request to prepare the Allocation. Any subsequent adjustments to the Purchase Price shall be reflected in the Allocation in a manner consistent with Section 1060 of the Code and the regulations thereunder.  Seller and Buyer and their respective Affiliates shall report, act and file Tax Returns (including, but not limited to Internal Revenue Service Form 8594) in all respects and for all purposes consistent with the Allocation, and will not take any position inconsistent therewith in any Tax Return, in any refund claim, in any litigation or otherwise, unless required to do so by a Tax Authority.  Seller and Buyer shall each be responsible for the preparation of its own Section

1060 statements and forms in accordance with applicable Tax legal requirements, and each shall execute and deliver to each other such statements and forms as are reasonably requested by the other party.

2.6    Company Closing Cash Adjustment.  Within thirty (30) days after the Closing, Buyer and Seller shall cooperate in good faith to conclusively determine the amount of Company Closing Cash and such determination shall be final and binding on the parties (the amount of Company Closing Cash as determined by Buyer and Seller pursuant to this Section 2.6(a) shall be referred to as the “Final Company Closing Cash”). If the Final Company Closing Cash exceeds $1,600,000, then Buyer agrees to promptly deliver to Seller, by check or wire transfer, the amount by which the Final Company Closing Cash exceeds $1,600,000.  If (a) the Final Company Closing Cash is less than $1,600,000 and (b) at any time after March 31, 2009 and prior to Closing the Company and/or any of its Subsidiaries has distributed (by way of dividend or otherwise) to Seller any amount of the cash assets (including cash in bank accounts) of the Company and/or any of its Subsidiaries (such amount in the aggregate, the “Dividend Amount”), then Seller agrees to promptly deliver to the Company or any of its Subsidiaries (or Buyer on behalf of the Company or any of its Subsidiaries), by check or wire transfer, all or any portion of the Dividend Amount such that the amount of the Final Company Closing Cash (after taking into account such Dividend Amount) equals $1,600,000. For the avoidance of doubt, the removal of the amount of $113,000 that was included in “cash and cash equivalents” on the 3/31/09 Financial Statements and that is not included in the Closing Balance Sheet shall not be deemed to constitute all or any portion of the Dividend Amount.

2.7    Tax Consequences.  Neither party makes any representations or warranties to the other parties regarding the Tax treatment of the Transaction, or any of the Tax consequences to the other party or to the other party’s stockholders, under this Agreement or the Transaction.  Each party acknowledges that it is relying solely on its own Tax advisors in connection with this Agreement and the Transaction.

ARTICLE 3

Representations and Warranties of Seller

Subject to the exceptions set forth in a numbered or lettered section of the disclosure letter delivered by Seller to Buyer, dated as of the Closing Date (the “Seller Disclosure Letter”) referencing a representation or warranty herein (each of which exceptions, in order to be effective, shall clearly indicate the section and, if applicable, the subsection of this Article 3 to which it relates (unless and to the extent the relevance to other representations and warranties is readily apparent from the actual text of the disclosed exception), and each of which exceptions shall also be deemed to be representations and warranties made by Seller under this Article 3),

Seller represents and warrants to Buyer as follows:

3.1    Capital Structure; Title to the Purchased Interests.  All of the issued and outstanding membership interests of the Company consist solely of the Purchased Interests.  Seller is the legal and beneficial owner of the Purchased Interests, free and clear of all Encumbrances whatsoever.  All of the Purchased Interests have been duly authorized and validly issued, are fully paid and nonassessable, were not issued in violation of and are not subject to any right of rescission, right of first refusal or preemptive right, and have been offered, issued, sold and delivered by the Company in compliance with all Applicable Laws and all requirements set forth in applicable Contracts.  Other than the Purchased Interests, there are no other equity or ownership interests in the Company, stock appreciation rights, options, warrants, calls, rights, commitments, conversion privileges or preemptive or other rights or agreements outstanding to purchase or otherwise acquire any of the Purchased Interests or any securities or debt convertible into or exchangeable for any of the Purchased Interests or obligating the Company to grant, extend or enter into any such option, warrant, call, right, commitment, conversion privilege or preemptive or other right or agreement.  There is no Liability for dividends accrued and unpaid by the Company or any of its Subsidiaries.

3.2    Organization and Good Standing.

(a) Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Seller has the corporate power and authority to own, operate and lease its properties and to carry on its business.  Seller is not in violation of its Certificate of Incorporation or Bylaws, each as amended to date.

(b) Each of the Company and its Subsidiaries is an Entity duly organized, validly existing and in good standing, in jurisdictions that recognize the concept, under the laws of its jurisdiction of formation.  Each of the Company and its Subsidiaries has the requisite power and authority to own, operate and lease its properties and to carry on its respective business.  Each of the Company and its Subsidiaries is duly qualified or licensed to do business, and is in good standing, in jurisdictions that recognize the concept, as a foreign Entity in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified and in good standing, individually or in the aggregate with any such other failures, would not reasonably be expected to result in material Liability to the Business or the Company and its Subsidiaries, taken as a whole.  Seller has Delivered to Buyer’s legal counsel true and complete copies of the currently effective charter documents of each of the Company and its Subsidiaries, each as amended to date.  None of the Company or any of its Subsidiaries is in violation of any of its charter documents, each as amended to date.

3.3    Subsidiaries.

(a)    Except as set forth in Schedule 3.3(a) of the Seller Disclosure Letter, 100% of the outstanding share capital of each of the Company’s Subsidiaries (the “Subsidiary Equity”) is owned, of record and beneficially, by the Company or one of its wholly owned Subsidiaries, free and clear of all Encumbrances.  Other than the Subsidiary Equity, there are no other equity or ownership interests in the Company’s Subsidiaries, stock appreciation rights, options, warrants, calls, rights, commitments, conversion privileges or preemptive or other rights or agreements outstanding to purchase or otherwise acquire any of the Subsidiary Equity or any securities or debt convertible into or exchangeable for any of the Subsidiary Equity or obligating the Company to grant, extend or enter into any such option, warrant, call, right, commitment, conversion privilege or preemptive or other right or agreement.  Except for the Entities set forth in Schedule 3.3(a) of the Seller Disclosure Letter, none of the Company or any of its Subsidiaries has any Subsidiary or any equity or ownership interest (or any interest convertible or exchangeable or exercisable for, any equity or ownership interest), whether direct or indirect, in any Person.  None of the Company or any of its Subsidiaries is obligated to make nor is it bound by any agreement or obligation to make any investment in or capital contribution in or on behalf of any other Person.  The following former Subsidiaries of the Company or of its Subsidiaries have been dissolved: Chipidea Microelectronics (U.S.A.) Corporation and Chipidea UK, and, to the Knowledge of Seller, neither the Company nor any of its Subsidiaries has any Liabilities in respect of such previously dissolved entities.  Schedule 3.3(a) of the Seller Disclosure Letter sets forth (i) a list of the Subsidiaries of the Company and a list of each Subsidiary of the Company’s Subsidiaries, including the respective chain of ownership for each such Subsidiary, the parent company of each such Subsidiary, the issued and outstanding membership units, shares of capital stock, or other equity interests for each such Subsidiary and the holders of such issued and outstanding membership units, shares of capital stock, or other equity interests; (ii) the names of the members of the board of directors (or similar body) of each of the foregoing; and (iii) the names and titles of the officers of each of the foregoing.

(b)    Since August 27, 2007, none of the Company and its Subsidiaries has repaid, reduced, forfeited or redeemed in any manner its membership units, shares of capital stock, or other equity interests and there are no agreements to do so and there are no other arrangements that have the effect of reducing capital in the Company or any of its Subsidiaries. Since August 27, 2007, none of the Company and its Subsidiaries has purchased any of its membership units, shares of capital stock, or other equity interests or made or resolved to make any issue of membership units, shares of capital stock, or other equity interests by way of capitalization of profits or reserves and there are no agreements to do so.

(c)    Schedule 3.3(c) of the Seller Disclosure Letter lists all of the powers of attorney granted by the Company or any of its Subsidiaries that are currently in force and such powers of attorney have been Delivered to Buyer.

3.4    Power, Authorization and Validity.

(a)    Power and Authority.  Seller has all requisite corporate power and authority to enter into, execute, deliver and perform its obligations under this Agreement and each of the Ancillary Agreements to which it is a party and to consummate the Transaction.  The execution, delivery and performance by Seller of this Agreement, each of the Ancillary Agreements to which Seller is a party and all other transactions contemplated hereby or thereby have been duly and validly approved and authorized by all necessary action on the part of Seller, and no other action on the part of Seller, Company or any Subsidiary is required in connection therewith.

(b)    No Consents.  No consent, approval, order, authorization, release or waiver of, or registration, declaration or filing with, any Governmental Authority, or any other Person (governmental or otherwise), is necessary or required to be made or obtained by Seller, the Company or any of its Subsidiaries to enable Seller to execute and deliver, enter into, and perform its obligations under this Agreement and each of the Ancillary Agreements to which it is a party or to consummate the Transaction, except, as applicable, for the filing by Seller of such reports and information with the SEC under the Exchange Act as may be required in connection with this Agreement and the Transaction.

(c)    Enforceability.  This Agreement has been duly executed and delivered by Seller.  Assuming the due authorization, execution and delivery by Buyer, this Agreement and each of the Ancillary Agreements to which Seller is a party are, or when executed by the parties shall be, valid and binding obligations of Seller, enforceable against it in accordance with their respective terms, subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

3.5    No Conflict.  Neither the execution and delivery by Seller of this Agreement or any of the Ancillary Agreements to which Seller is a party, nor the consummation of the Transaction by Seller, conflicts with or violates or results in any violation of or default under (with or without notice or lapse of time, or both) or gives rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under:  (a) any provision of the charter documents of Seller, the Company or any of its Subsidiaries, each as currently in effect; (b) any Applicable Law applicable to Seller, the Company or any of its Subsidiaries or any of their respective assets or properties; or (c) any Material Contract.

3.6    Litigation.  There is no private or governmental action, suit, arbitration, mediation, proceeding, claim or, to the Knowledge of Seller, investigation, including but not limited to of a labor or employment nature, pending or, to the Knowledge of Seller, overtly threatened in writing against (a) the Company or any of its Subsidiaries or any of their respective assets or properties, (b) Seller or any of its Affiliates (other than the Company and its Subsidiaries) or any of their respective assets or properties in either case relating to the Business or (c) to the Knowledge of Seller, any officer, director, employee or agent of the Company or any of its Subsidiaries in their capacity as such or relating to their employment, services or relationship with the Company or any of its Subsidiaries; provided, however, that this sentence shall be read without reference to the words “in writing” in the case of any such private or governmental action, suit, arbitration, mediation, proceeding, claim or investigation that is potentially expected to result in material Liability to the Company or any of its Subsidiaries.  There is no judgment, decree, injunction, rule or order of any Governmental Authority, arbitrator or mediator outstanding against the Company or any of its Subsidiaries, or any of their respective assets or properties (or, to the Knowledge of Seller, against any officer, director, employee or agent of the Company or any of its Subsidiaries in their capacity as such or relating to their employment, services or relationship with the Company or any of its Subsidiaries).  There is no judgment, decree, injunction, rule or order of any Governmental Authority, arbitrator or mediator outstanding against Seller or its Affiliates, or any of their respective assets or properties (or, to the Knowledge of Seller, against any officer, director, employee or agent of Seller or its Affiliates in their capacity as such or relating to their employment, services or relationship with Seller or its Affiliates) relating to the Business.  None of the Company or any of its Subsidiaries has any action, suit, arbitration, mediation, proceeding, claim or, to the Knowledge of Seller, investigation pending against any Governmental Authority or any other Person.  None of Seller or any of its Affiliates has any action, suit, arbitration, mediation, proceeding, claim or, to the Knowledge of Seller, investigation pending against any Governmental Authority or any other Person relating to the Business.

3.7    Taxes.

(a)    The Company and its Subsidiaries (and any consolidated, unitary, or aggregate group for Tax purposes of which the Company or any of its Subsidiaries is or has been a member) (i) have timely filed all Tax Returns that they were required to file since August 27, 2007 and, to the Knowledge of Seller, have timely filed all Tax Returns that they were required to file prior to August 27, 2007, and (ii) have timely paid (or accrued therefor on the Closing Balance Sheet) all Taxes due and owing therefor whether or not shown on any Tax Return.  All

Tax Returns filed since August 27, 2007, and to the Knowledge of Seller, all Tax Returns filed prior to August 27, 2007, were complete and accurate in all material respects and were prepared in substantial compliance with Applicable Law.  The Company has Delivered to Buyer correct and complete copies of all filed income, value added and sales Tax Returns on of after January 1, 2006 in the jurisdictions of Portugal, Poland, China, Macau and France, examination reports received by the Company or any of its Subsidiaries on or after January 1, 2006 and statements of deficiencies assessed against or agreed to by the Company or any of its Subsidiaries for taxable periods commencing on or after January 1, 2006 that were received by the Company or any of its Subsidiaries.

(b)    For all periods through and including the Closing Date, the Company and its Subsidiaries (i) has complied with all Applicable Law relating to the payment and withholding of Taxes; and (ii), has, within the time and in the manner prescribed by law, withheld from employee wages or consulting compensation and paid over to the proper Tax Authorities (or is properly holding for such timely payment) all amounts required to be so withheld and paid over under all Applicable Law (including income and employment Tax withholding laws).

(c)    There is (i) no claim for Taxes being asserted against the Company or any of its Subsidiaries that has resulted in an outstanding lien against the property of the Company or any of its Subsidiaries other than liens for Taxes not yet due and payable, (ii) to the Knowledge of Seller, no unresolved audit of, or unresolved Tax controversy associated with, any Tax Return of the Company or any of its Subsidiaries being conducted by any Tax Authority, (iii) no extension or waiver of any statute of limitations on the assessment of any Taxes granted by the Company or any of its Subsidiaries with respect to a period that has not yet expired currently in effect, and (iv) no agreement to any extension of time for filing any Tax Return that has not been filed.  Since August 27, 2007, no claim has been made by a Tax Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to Tax in that jurisdiction.

(d)    None of the Company or any of its Subsidiaries is a party to or bound by any Tax sharing, Tax indemnity or Tax allocation agreement and none of the Company or any of its Subsidiaries has or will have any Liability or potential Liability to another party under such agreement.  None of the Company or any of its Subsidiaries has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Applicable Law, by Contract, as a transferee or successor or otherwise.

(e)    None of the Company or any of its Subsidiaries will be required to include in income, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change made by it prior to the Closing Date in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) closing agreement described in Applicable Law executed prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations §1502 under the Code (or any corresponding or similar provision of state, local, or non-U.S. Income Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date (other than deferred revenue).

(f)    The Company has Delivered to Buyer all material documentation relating to any Tax holidays or incentives for which the Company has applied.  Each of the Company and its Subsidiaries is in compliance with the requirements for any applicable Tax holidays or incentives and none of the Tax holidays or incentives will be jeopardized by the Transaction.

(g)    None of the Company or any of its Subsidiaries is a U.S. real property holding company within the meaning of Section 897(c)(2) of the Code.

3.8    Financial Statements.

(a)    Schedule 3.8(a) of the Seller Disclosure Letter includes the Company Financial Statements.  The Company Financial Statements:  (i) are derived from and are in accordance with the books and records of the Company and its Subsidiaries; and (ii) complied as to form in all material respects with applicable accounting requirements with respect thereto as of their respective dates.

(b)    The 3/31/09 Financial Statements: (i) have been prepared in accordance with GAAP (except that the 3/31/09 Financial Statements do not contain footnotes and other presentation items that may be required by GAAP and are subject to normal and recurring year-end adjustments); and (ii) fairly present in all material respects the financial condition of the Company and its Subsidiaries at the dates therein indicated and the consolidated results of operations of the Company and its Subsidiaries for the periods therein specified.

(c)    The Closing Balance Sheet: (i) has been prepared in accordance with GAAP (except that the Closing Balance Sheet does not contain footnotes and other presentation items that may be required by GAAP and are subject to normal and recurring year-end adjustments); and (ii) fairly presents in all material respects the financial condition of the Company and its Subsidiaries at the dates therein indicated and the consolidated results of operations of the Company and its Subsidiaries for the periods therein specified.

(d)    Except to the extent reflected or reserved against in the Closing Balance Sheet, none of the Company or any of its Subsidiaries has any Liability (i) of the type required to be disclosed in the liabilities column of a balance sheet prepared in accordance with GAAP; or (ii) of which Seller has Knowledge that is of the type that would be required to be disclosed in the liabilities column of a balance sheet prepared in accordance with GAAP but which is not significant, quantifiable or probable enough pursuant to applicable GAAP standards to be so included on the Closing Balance Sheet (it being understood that Seller will be deemed to have Knowledge of all indebtedness for borrowed money of the Company and its Subsidiaries).

(e)    None of the Company or any of its Subsidiaries has any Liabilities to Seller or its Affiliates (excluding the Company and its Subsidiaries).

3.9    Title to Properties.  Each of the Company and its Subsidiaries has good and marketable title to all of its respective assets and properties that it purports to own (including those shown on the Closing Balance Sheet), free and clear of all Encumbrances other than Permitted Encumbrances.  The assets and properties of the Company and its Subsidiaries constitute all assets, properties, and rights that are necessary to enable Buyer to own, conduct, operate and continue the Business immediately following the Closing without: (i) the need for Buyer to acquire or license any other asset or property and (ii) breach or violation of any Contract.  All material items of machinery, vehicles, equipment and other tangible personal property owned or leased by the Company or any of its Subsidiaries are in good condition and repair, normal wear and tear excepted.  All leases of real or personal property to which the Company or any of its Subsidiaries is a party are effective and afford the Company and its Subsidiaries valid leasehold possession of the real or personal property that is the subject of the lease.  None of the Company or any of its Subsidiaries owns any real property.  Notwithstanding the foregoing, the representations in this Section 3.9 do not apply to Intellectual Property, which is covered by the representations in Section 3.12.

3.10    Absence of Certain Changes.  Since the Balance Sheet Date, the Company and its Subsidiaries have operated the Business in the ordinary course consistent with its past practices, and since such date there has not been, with respect to the Business, the Company or any of its Subsidiaries, any:

(a)    incurrence, creation or assumption of (i) any Encumbrance on any of its assets or properties (other than Permitted Encumbrances), (ii) any indebtedness for borrowed money, or (iii) any Liability as a guarantor or surety with respect to the obligations of others;

(b)    purchase, license, sale, grant, assignment or other disposition or transfer, or any agreement or other arrangement for the purchase, license, sale, assignment or other disposition or transfer, of any of its material assets (including Company IP Rights (as defined in Section 3.12(a))), properties or goodwill other than the sale or nonexclusive license of its products or services to its customers in the ordinary course of its business consistent with its past practices;

(c)    declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any securities;

(d)    damage, destruction or loss of any material property or material asset, whether or not covered by insurance;

(e)    change with respect to its management, supervisory or other key personnel, any increases in or modification of the compensation or benefits payable or to become payable to such individuals, any termination of employment of a material number of employees, or any labor dispute or claim of unfair labor practices;

(f)    deferral of the payment of any accounts payable other than in the ordinary course of business, consistent with past practices, or in an amount in excess of EUR 10,000, or any discount, accommodation or other concession made other than in the ordinary course of business, consistent with past practices, in order to accelerate or induce the collection of any receivable;

(g)    except as required by GAAP (with respect to the Company) or applicable accounting standards (with respect to the Company’s Subsidiaries), change in accounting methods or practices (including any change in depreciation or amortization policies or rates or revenue recognition policies) by the Company or any of its Subsidiaries or revaluation by the Company of any of its or any of its Subsidiaries’ assets; or

(h)    any entry into any Contract to do any of the things described in the preceding clauses (a) through (g) (other than as they relate to the proposed sale of the Purchased Interests).

3.11    Contracts, Agreements, Arrangements, Commitments and Undertakings.  Schedules 3.11(a)-(o) of the Seller Disclosure Letter set forth a list of each of the following Contracts to which the Company or any of its Subsidiaries is a party as of the Closing Date or by which the Company or any of its Subsidiaries or any of their respective assets or properties is bound as of the Closing Date (each a “Material Contract”):

(a)    any Contract providing for payments by or to it after the Closing Date in an aggregate amount in excess of EUR 100,000 (excluding any such Contract that is required to be disclosed pursuant to another subsection of this Section 3.11);

(b)    any dealer, distributor, OEM (original equipment manufacturer), VAR (value added reseller), sales representative or similar Contract under which any third party is authorized to sell, sublicense, lease, distribute, market or take orders for any of its products, services or technology;

(c)    any Contract providing for the development of any software, content, technology or intellectual property for (or for the benefit or use of) it, or providing for the purchase by or license to (or for the benefit or use of) it of any software, content, technology or intellectual property, which software, content, technology or intellectual property is in any manner used or incorporated (or is contemplated by it to be used or incorporated) in connection with any aspect or element of any product, service or technology of it (other than software generally available to the public at a per copy license fee of less than EUR 1,000 per copy);

(d)    any joint venture or partnership Contract that has involved, or is reasonably expected to involve, a sharing of revenues, profits, cash flows, expenses or losses with any other party or a payment of royalties to any other party;

(e)    any Contract for or relating to the employment by it of any director, officer, employee or consultant or any other type of Contract with any of its officers, employees or consultants that is not immediately terminable by it without cost or other Liability, including any contract requiring it to make a payment to any director, officer, employee or consultant on account of the Transaction (other than, in the case of employees outside the United States, any employment Contract, offer letter or similar agreement that does not provide for employment for an indefinite period or any severance or similar payment in excess of amounts required by Applicable Law);

(f)    any indenture, mortgage, trust deed, promissory note, loan agreement, security agreement, guarantee or other Contract for or with respect to the borrowing of money, a line of credit, any currency exchange, commodities or other hedging arrangement, or a leasing transaction of a type required to be capitalized in accordance with GAAP;

(g)    any lease or other Contract under which it is lessee of real property owned by any third party;

(h)    any Contract or judgment, injunction, order or decree that (i) restricts it from engaging in any aspect of the Business, (ii) restricts it from engaging, participating or competing in any line of business, market or geographic area, (iii) restricts it from freely setting prices for its products, services or technologies (including most favored customer pricing provisions), (iv) restricts it from soliciting potential employees, consultants, contractors or other suppliers or customers, or (v) that grants any exclusive rights, rights of refusal, rights of first negotiation or similar rights to any party;

(i)    any Company IP Rights Agreement (as defined in Section 3.12(b));

(j)    any Contract with any labor union, works council or any collective bargaining agreement or similar Contract with its employees;

(k)    any Contract of guarantee, indemnification or assumption of the Liabilities of any other Person;

(l)    any Contract entered into after August 27, 2007 providing for indemnification by it with respect to Company Products or services without a limitation to liability;

(m)    any Contract (i) in which its officers, directors, employees or stockholders or any member of their immediate families is interested (whether as a party or otherwise), (ii) with Seller or another Subsidiary of Seller, or (iii) with any other Person with whom it does not deal at arm’s length;

(n)    any Contract pursuant to which it has acquired a business or entity, or substantially all of the assets of a business or entity, whether by way of merger, consolidation, purchase of stock, purchase of assets, license or otherwise since inception; or

(o)    any Contract with any Governmental Authority or grant with a Governmental Authority.

A true and complete copy of each Material Contract has been Delivered to Buyer.  All Material Contracts are in written form.  Each of the Company and its Subsidiaries has performed all of the material obligations required to be performed by it under each Material Contract.  Each Material Contract is in full force and effect.  There exists no default or event, occurrence, condition or act with respect to the Company or any of its Subsidiaries or, to the Knowledge of Seller, with respect to any other contracting party, which, with the giving of notice, the lapse of time or the happening of any other event or conditions, would reasonably be expected to (1) become a default under any Material Contract or (2) give any third party (i) the right to declare a default or exercise any remedy under any Material Contract, (ii) the right to a rebate, chargeback, refund, credit, penalty or change in performance schedule under any Material Contract, (iii) the right to accelerate the maturity or performance of any obligation of the Company or any of its Subsidiaries under any Material Contract, or (iv) the right to cancel, terminate or modify any Material Contract.  None of Seller, the Company or any of its Subsidiaries has received any written notice or other communication regarding any actual or possible violation or breach of or default under, or intention to cancel or modify, any Material Contract.  None of the Company or any of its Subsidiaries is a party to any distributor, representative or similar contract.

3.12    Intellectual Property.

(a)    The Company and/or its Subsidiaries (1) owns all Company Owned IP Rights and (2) has the valid right or license to use, and, to the extent that it does any of the following, to develop, make, have made, offer for sale, sell, import, copy, modify, create derivative works of, distribute, license, and dispose of all other Intellectual Property used in the conduct of the Business (such Intellectual Property being hereinafter collectively referred to as the “Company IP Rights”).  Such Company IP Rights are sufficient for the conduct of the Business.  The Company has not transferred, assigned, exclusively licensed or otherwise conveyed to any Subsidiary, Affiliate or third party, any of the Company IP Rights necessary for the conduct of the Business.  As used in this Agreement, “Company Owned IP Rights” means Company IP Rights that are or are purportedly owned by the Company or any of its Subsidiaries; and “Company Licensed IP Rights” means Company IP Rights that are not Company Owned IP Rights.  For the avoidance of doubt, Company IP Rights includes both Company Licensed IP Rights and Company Owned IP Rights.

(b)    Neither the execution, Delivery and performance of this Agreement or Ancillary Agreements to which Seller is a party nor the consummation of the Transaction by Seller and the other transactions contemplated by the Ancillary Agreements will:  (i) constitute a material breach of or default under any instrument, license or other Contract governing any Company IP Right (collectively, the “Company IP Rights Agreements”); (ii) cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of, any Company IP Right; or (iii) materially impair the right of the Company or any of its Subsidiaries or Buyer to use, develop, make, have made, offer for sale, sell, import, copy, modify, create derivative works of, distribute, license, or dispose of any Company IP Right or portion thereof.  After the Closing, all Company Owned IP Rights will be fully transferable, alienable or licensable by Buyer without restriction and without payment of any kind to any third party as a result thereof.

(c)    Schedule 3.12(c) of the Seller Disclosure Letter sets forth a list (by name and version number) of each of the products currently produced, manufactured, marketed,

licensed, sold, or distributed by the Company or any of its Subsidiaries and each product and service currently under development by the Company or any of its Subsidiaries, including, without limitation, any IP cores, whether in a synthesizable (software) format or in a non-synthesized (hardware) format (each a “Company Product”).  Neither the operation of the Business nor the use, development, manufacture, marketing, licensing, sale, offering for sale, distribution, or intended use of any Company Product (i) violates any license or other Contract between the Company or any of its Subsidiaries, on the one hand, and any third party, on the other hand, or (ii) infringes or misappropriates or will infringe or misappropriate any Intellectual Property right of any other party.  There is no claim or litigation pending, or to the Knowledge of Seller, overtly threatened in writing, against Seller, the Company or any of the Company’s Subsidiaries contesting the validity, ownership or right of the Company or any of its Subsidiaries to exercise any Company IP Right, and to the Knowledge of Seller, there is no action, condition or circumstance that would reasonably be expected to give rise to such a claim.  Since August 27, 2007, and to the Knowledge of Seller, at any time prior to August 27, 2007, none of the Company or any of its Subsidiaries has received any written notice from a third party asserting that any Company IP Right or the proposed use, development, manufacture, sale, offering for sale, licensing, or distribution thereof conflicts with or infringes or shall conflict with or infringe the rights of such third party, and to the Knowledge of Seller, there is no action, condition or circumstance that would reasonably be expected to give rise to such an assertion.  None of the Company or any of its Subsidiaries has received any written notice or offer from any third party offering a license under any patents related to any Company IP Right, Company Product or the conduct of the Business.

(d)    None of the Company Owned IP Rights, Company Licensed IP Rights, Company Products, the Company or any of its Subsidiaries is subject to any proceeding or outstanding judicial order, covenant, agreement or stipulation (i) restricting in any manner the use, distribution, transfer, or licensing by the Company of any Company Owned IP Rights, any Company Licensed IP Rights or any Company Product (other than non-exclusive licenses granted to end users by the Company or granted to the Company by third parties, in each case in the ordinary course of business), or that may affect the validity, use or enforceability of any such Company Owned IP Rights, Company Licensed IP Rights or Company Product, or (ii) restricting the conduct of the Business in order to accommodate Intellectual Property rights of a third party (other than non-exclusive licenses granted to the Company by third parties in the ordinary course of business).

(e)    To the Knowledge of Seller, no current or former employee, consultant or independent contractor of the Company or any of its Subsidiaries:  (i) is in material violation of any term or covenant of any employment contract, patent disclosure agreement, invention assignment agreement, nondisclosure agreement, noncompetition agreement or any other

Contract with any other party by virtue of being employed by, or performing services for, the Company or any of its Subsidiaries or using trade secrets or proprietary information of others without permission; or (ii) has developed any technology, software or other copyrightable, patentable or otherwise proprietary work for the Company or any of its Subsidiaries or during a period of time during which they were working for the Company or any of its Subsidiaries that is subject to any Contract under which such employee, consultant or independent contractor has assigned or otherwise granted to any third party any rights (including Intellectual Property) in or to such technology, software or other copyrightable, patentable or otherwise proprietary work.  To the Knowledge of Seller, neither the employment of any employee, nor the use by the Company or any of its Subsidiaries of the services of any consultant or independent contractor subjects the Company or any of its Subsidiaries to any Liability to any third party for improperly soliciting such employee, consultant or independent contractor to work for the Company or any of its Subsidiaries, whether such Liability is based on contractual or other legal obligations to such third party.

(f)    The Company and its Subsidiaries have taken reasonable steps to protect, preserve and maintain the secrecy and confidentiality (where applicable) of Company Owned IP Rights and to preserve and maintain the Company’s and its Subsidiaries’ interests, proprietary rights and trade secrets in Company Owned IP Rights.  Seller has taken reasonable steps since August 27, 2007 to have all current and former officers, employees, consultants and independent contractors of the Company or any of its Subsidiaries having access to proprietary information of the Company or any of its Subsidiaries, its customers or business partners and inventions owned by the Company or any of its Subsidiaries execute and deliver to the Company or such Subsidiary an agreement regarding the protection of such proprietary information and the assignment of inventions to the Company or such Subsidiary (in the case of proprietary information of the Company’s or any of its Subsidiaries’ customers and business partners, to the extent required by such customers and business partners); and copies of all such agreements have been Delivered to Buyer.  The Company and its Subsidiaries have secured valid written assignments from all of Company’s and its Subsidiaries’ current and former consultants, independent contractors and employees who were involved in, or who contributed to, the creation or development of any Company Owned IP Rights.  No current or former employee, officer, director, consultant or independent contractor of the Company or any of its Subsidiaries has made a claim to Seller to have any right, license, claim or interest whatsoever, including claims related to additional compensation, in or with respect to any Company Owned IP Rights, and to the Knowledge of the Seller, there is no action, condition or circumstance that would reasonably be expected to give rise to such a claim.

(g)    Schedule 3.12(g) of the Seller Disclosure Letter sets forth a list and description of all Intellectual Property (including technology and software) developed or otherwise owned by a third party that is incorporated into, integrated or bundled with, or used by the Company or any of its Subsidiaries in the development, manufacture or compilation of any of Company Products (“Third-Party Product Technology”).  Each Contract pursuant to which the Company or any of its Subsidiaries licenses Third-Party Product Technology is identified in Schedule 3.12(g).

(h)    Schedule 3.12(h) of the Seller Disclosure Letter contains a true and complete list of (1) all worldwide registrations made by or on behalf of the Company or any of its Subsidiaries of any patents, copyrights, mask works, trademarks, service marks, Internet domain names or Internet or World Wide Web URLs or addresses with any Governmental Authority or quasi-governmental authority, including Internet domain name registries, (2) all applications or filings made or taken pursuant to Applicable Law by the Company or any of its Subsidiaries to secure, perfect or protect its interest in Company Owned IP Rights, including all patent applications, copyright applications, mask work applications and applications for registration of trademarks and service marks, and where applicable the jurisdiction in which each of the items of Company Owned IP Rights has been applied for, filed, issued or registered, and (3) all inter parties and ex parte proceedings or actions before any court or tribunal (including the United States Patent and Trademark Office or equivalent authority anywhere else in the world) related to any of Company Owned IP Rights (collectively, the “Company Registered IP Rights”).  All registered patents, trademarks, service marks, Internet domain names, copyrights and mask work rights held by the Company or any of its Subsidiaries are valid, enforceable and subsisting, and the Company or such Subsidiary is the record owner thereof.  Schedule 3.12(h) of the Seller Disclosure Letter sets forth a list of all actions that are required to be taken by the Company or any of its Subsidiaries within 120 days of the Closing Date with respect to any of the Company Registered IP Rights in order to avoid prejudice to, impairment or abandonment of such Company Registered IP Rights.  The Company and its Subsidiaries exclusively own all trademarks and trade names used in connection with the operation or conduct of the Business, including the sale, licensing, distribution or provision of any Company Products.  The Company and its Subsidiaries own exclusively, and has good title to, all copyrighted works that are included or incorporated into the Company Products or which the Company or any of its Subsidiaries otherwise purports to own.

(i)    The Company and its Subsidiaries own all right, title and interest in and to all Company Owned IP Rights, free and clear of all Encumbrances and licenses (other than licenses and rights listed in Schedule 3.12(i) of the Seller Disclosure Letter and Permitted Encumbrances).  There are no royalties, honoraria, fees or other payments payable by the Company or any of its Subsidiaries to any third person (other than patent award payments less than $1,000 and salaries payable to employees and independent contractors not contingent on or related to use of their work product) as a result of the use, license-in, manufacture, sale, offering for sale, copying, distribution, or disposition of any Company IP Rights by the Company or any of its Subsidiaries and none shall become payable as a result of the consummation of the Transaction.

(j)    Schedule 3.12(j) of the Seller Disclosure Letter contains a true and complete list of all licenses, sublicenses and other Contracts to which the Company or any of its Subsidiaries is a party and pursuant to which any person is authorized to use any Company Owned IP Rights.  None of the licenses or other Contracts listed in Schedule 3.12(j) of the Seller Disclosure Letter grants any third party exclusive rights to or under any Company Owned IP Rights or grants any third party the right to sublicense any of such Company Owned IP Rights.  None of the Company or any of its Subsidiaries has transferred ownership of any Intellectual Property that is or was owned by the Company or any of its Subsidiaries to any third party, or knowingly permitted the Company’s or any of its Subsidiaries’ rights in such Intellectual Property to lapse or enter the public domain (other than through the expiration of registered Intellectual Property at the end of its statutory term).

(k)    None of the Company, any of its Subsidiaries or any other party acting on their behalf has disclosed or delivered to any party, or permitted the disclosure or delivery to any escrow agent or other party of, any Company Source Code (as defined below), except pursuant to the Contracts identified in Schedule 3.12(k) of the Seller Disclosure Letter.  No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) requires, or would reasonably be expected to, require or result in the disclosure or delivery of any Company Source Code to any party by the Company, any of its Subsidiaries or any other party acting on their behalf.  Schedule 3.12(k) of the Seller Disclosure Letter identifies each Contract pursuant to which the Company or any of its Subsidiaries has deposited, or is or may be required to deposit, with an escrow agent or other party, any Company Source Code and further describes whether the execution of this Agreement or the consummation of the Transaction, in and of itself, would reasonably be expected to result in the release from escrow of any Company Source Code.  As used in this Section 3.12(k), “Company Source Code” means, collectively, any human readable software source code, or any material portion or aspect of the software source code, or any material proprietary information or algorithm contained in or relating to any software source code, that constitutes Company Owned IP Rights or any other Company Product marketed or currently proposed to be marketed by the Company or any of its Subsidiaries.

(l)    To the Knowledge of Seller, there is no unauthorized use, disclosure, infringement or misappropriation of any Company Owned IP Rights by any third party, including any employee or former employee of the Company or any of its Subsidiaries.  None of the Company or any of its Subsidiaries has agreed to indemnify any person for any infringement of any Intellectual Property of any third party by any Company Product that has been sold, licensed to third parties, leased to third parties, supplied, marketed, distributed or provided by the Company or any of its Subsidiaries, except pursuant to the Company’s or any of its Subsidiaries’ standard customer agreement, the form of which is included in Schedule 3.12(l).

(m)    To the Knowledge of Seller, there is no action, condition or circumstance that would reasonably be expected to give rise to any material Liability with respect to Company Products provided by or through the Company or any of its Subsidiaries to customers on or prior to the Closing Date (other than replacement or repair of Company Products in the ordinary course) in excess of any reserves therefor reflected on the Closing Balance Sheet.  The Company has made available to Buyer more than fifty percent (50%) of all the Documentation and notes relating to the testing of the Company Products and plans and specifications for the Company Products currently under development by the Company or any of its Subsidiaries.  The Company and its Subsidiaries have a policy and procedure for tracking material bugs, errors and defects of which it becomes aware in any of the Company Products, and maintains a database covering the foregoing.  For all software used by the Company or any of its Subsidiaries in providing the Company Products, or in developing or making available any of the Company Products, the Company and its Subsidiaries have implemented any and all security patches or upgrades that are generally available for that software.

(n)    No government funding, facilities of a university, college, other educational institution or research center, or funding from third parties was used in the development of Company Products, computer software programs or applications owned by the Company or any of its Subsidiaries.  Except as set forth in Schedule 3.12(n) of the Seller Disclosure Letter, no current or former employee, consultant or independent contractor of the Company or any of its Subsidiaries who was involved in, or who contributed to, the creation or development of any Company IP Rights has performed services for the government, for a university, college or other educational institution or for a research center during a period of time during which such employee, consultant or independent contractor was also performing services for the Company or any of its Subsidiaries.

(o)    Schedule 3.12(o) of the Seller Disclosure Letter lists all Open Source Materials that have been incorporated into, combined with or distributed with any Company Products. As used in this Section 3.12(o), “Open Source Materials” (1) means any software that (i) contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software (e.g., without limitation, Linux) or (ii) requires as a condition of its use, modification or distribution that it, or other software incorporated, distributed with, or derived from it, be disclosed or distributed in source code form or made available at no charge and (2) includes without limitation software licensed under the GNU’s

General Public License (GPL) or Lesser/Library GPL, the Mozilla Public License, the Netscape Public License, the Sun Community Source License, the Sun Industry Standards License, the BSD License, a Microsoft Shared Source License, the Common Public License, the Apache License, and any license listed at www.opensource.org.

(p)    None of the Company or any of its Subsidiaries has (1) incorporated Open Source Materials into, or combined Open Source Materials with, Company Owned IP Rights or Company Products; (2) distributed Open Source Materials in conjunction with any Company Owned IP Rights or Company Products; or (3) used Open Source Materials, in such a way that, with respect to clause (1), (2), or (3), creates, or purports to create obligations for the Company or any of its Subsidiaries with respect to any Company Owned IP Rights or grant, or purport to grant, to any third party, any rights or immunities under any Company Owned IP Rights (including using any Open Source Materials that require, as a condition of use, modification or distribution of such Open Source Materials that other software incorporated into, derived from or distributed with such Open Source Materials be (i) disclosed or distributed in source code form, (ii) be licensed for the purpose of making derivative works, or (iii) be redistributable at no charge).

(q)    Except as set forth in Section 3.12(q) of the Seller Disclosure Letter, none of the Company or any of its Subsidiaries is now or has ever been a member or promoter of, or a contributor to, any industry standards body or any similar organization that could reasonably be expected to require or obligate the Company or any of its Subsidiaries to grant or offer to any other Person any license or right to any Company Owned IP Rights.

3.13    Compliance with Laws.

(a)    Each of the Company and its Subsidiaries has materially complied, and is now in material compliance, with, all Applicable Law.

(b)    Each of the Company and its Subsidiaries holds all material permits, licenses and approvals from, and has made all material filings with, government (and quasi-governmental) agencies and authorities, that are necessary and/or legally required to be held by it to conduct the Business without any material violation of Applicable Law (“Governmental Permits”), and all such Governmental Permits are valid and in full force and effect.  None of the Company or any of its Subsidiaries has received any written notice from any Governmental Authority regarding (i) any actual or possible violation of Applicable Law or any Governmental Permit or any failure to comply with any term or requirement of any Governmental Permit or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Permit.

(c)    Each of the Company and its Subsidiaries has conducted its export transactions in accordance in all respects with applicable provisions of export control laws and regulations.  Without limiting the foregoing:  (1) each of the Company and its Subsidiaries has obtained all export licenses and other approvals required for its exports of products, software and technologies; (2) each of the Company and its Subsidiaries is in material compliance with the terms of all applicable export licenses or other approvals; (3) there are no pending or, to the Knowledge of Seller, threatened claims against the Company or any of its Subsidiaries with respect to such export licenses or other approvals; (4) to the Knowledge of Seller, there are no actions, conditions or circumstances pertaining to the Company’s or any of its Subsidiaries’ export transactions that would reasonably be expected to give rise to any material future claims; and (5) no consents or approvals for the transfer of export licenses to Buyer are required, except for such consents and approvals that can be obtained expeditiously without material cost.

(d)    None of the Company or any of its Subsidiaries has received prior written notification from the relevant authority of any material breach of Environmental Law.  For the purposes of this paragraph “Environmental Law” shall mean all laws, regulations, directives, statutes, subordinate legislation, common law and other national and local laws, all judgments, orders, instructions, or awards of any court or competent authority and all codes of practice and guidance notes to the extent in force and legally binding on the Company or any of its Subsidiaries that have as a purpose or effect the protection of the Environment but excluding any of the above that regulate land use under the town and planning regime.  For the purposes of this paragraph “Environment” shall mean any and all living organisms (including man) and the ecosystems of which they form part and the media of air, water and land.

3.14    Certain Transactions and Agreements.  None of the officers or directors of Seller, the Company or any of their respective Subsidiaries is a party to, or is otherwise interested in, any Contract with the Company or any of its Subsidiaries, except for normal compensation for services.  None of said officers or directors has any interest in any property, real or personal, tangible or intangible (including any Company IP Rights or any other Intellectual Property), that is used in, or that pertains to, the Business.

3.15    Employees and Compliance.

(a)    Each of the Company and its Subsidiaries is in compliance in all material respects with Applicable Law and Contracts relating to employment, discrimination in employment, terms and conditions of employment, working time regulations, annual leave regulations, compensation matters, worker classification, wages, hours and occupational safety and health and employment practices, and is not engaged in any unfair labor practice.

Each of the Company and its Subsidiaries has paid in full to all current and former employees, independent contractors and consultants all wages, salaries, commissions, bonuses, benefits, severance, and other compensation due to or on behalf of such employees, independent contractors and consultants.  None of the Company or any of its Subsidiaries is liable for any payment to any trust or other fund or to any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistently with past practice).  There are no pending claims against the Company or any of its Subsidiaries under any workers compensation plan or policy or for long term disability.  There are no controversies pending or, to the Knowledge of Seller, threatened, between the Company or any of its Subsidiaries, on the one hand, and any of their employees, independent contractors or consultants, on the other hand, which controversies have or would reasonably be expected to result in an action, suit, proceeding, claim, arbitration or investigation before any Governmental Authority.

(b)    A complete list, by number, of all current employees, temporary workers, officers, independent contractors and consultants and/or individual services providers, of the Company and its Subsidiaries and their current title and/or job description, compensation (base compensation and bonuses) and benefits has been Delivered to Buyer.  All employees and temporary workers of the Company and its Subsidiaries are legally permitted to be employed by the Company or any of its Subsidiaries in the jurisdiction in which such employee or temporary worker is employed in their current job capacities for the maximum period allowed under Applicable Law. All fixed-term employees and temporary workers have been hired and/or their contracts renewed, and perform their duties in compliance with the Applicable Law. All independent contractors and consultants providing services to the Company or any of its Subsidiaries have been properly contracted and classified as independent contractors for purposes of applicable Tax laws, labor laws, social security laws, laws applicable to employee benefits and other Applicable Law.  As of the Closing Date, none of the Company or any of its Subsidiaries has, and to the Knowledge of Seller, no other Person has, (1) entered into any Contract that obligates or purports to obligate the Company, any of its Subsidiaries or Buyer to make an offer of employment to any present or former employee or consultant of the Company or any of its Subsidiaries and/or (2) promised or otherwise provided any assurances (contingent or otherwise) to any present or former employee or consultant of the Company or any of its Subsidiaries of any terms or conditions of employment with the Company or any of its Subsidiaries or Buyer following the Closing Date.

(c)    None of the Company or any of its Subsidiaries (1) is now, or has ever been, subject to a union organizing effort, (2) is subject to any collective bargaining agreement with respect to any of its employees, (3) is subject to any other Contract with any trade or labor union, employees’ association or similar organization, and (4) has any current labor disputes relating to the employee base of the Company or any of its Subsidiaries.  There are no pending or, to the Knowledge of Seller, threatened efforts to certify any Person as the collective bargaining agent of all or some of the employees of the Company or any of its Subsidiaries.

(d) (i)  “Company Benefit Arrangements” means each employment, consulting or severance Contract currently in effect to which the Company or any of its Subsidiaries is a party, each employee benefit plan provided by the Company or any of its Subsidiaries, each currently outstanding loan to an employee of the Company or any of its Subsidiaries and each plan or arrangement currently in effect providing for insurance coverage to employees (including any self-insured arrangements that are clearly identified as such, and any stop-loss insurance policies issued in connection with such self-insured arrangements), workers’ benefits, vacation benefits, severance benefits, retention, disability benefits, death benefits, hospitalization benefits, relocation benefits, cafeteria benefits, child care benefits, sabbatical, retirement benefits, deferred compensation, pension plan, profit-sharing, bonuses, stock options, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits for employees, consultants or directors of the Company or any of its Subsidiaries that is currently maintained or contributed to by the Company or any of its Subsidiaries, all to the extent currently in effect in jurisdictions in which there are Continuing Employees.

(ii)    Seller has Delivered to Buyer executed copies of each Company Benefit Arrangement and each Company Benefit Arrangement has been notarized and/or recorded with the proper Governmental Authority to the extent required by Applicable Law.  Each Company Benefit Arrangement has been maintained in compliance in all material respects with its terms and with the requirements prescribed by Applicable Law that is applicable to such Company Benefit Arrangement.  There are no unfunded Liabilities for any Company Benefit Arrangement. Each Company Benefit Arrangement (other than employment Contracts or similar agreements) can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without liability to the Company, any of its Subsidiaries or Buyer (other than ordinary administrative expenses typically incurred in a termination event).  No Company Benefit Arrangement shall be subject to any surrender fees or services fees upon termination other than the normal and reasonable administrative fees associated with the termination of benefit plans.  None of the Company or any of its Subsidiaries maintains any Company Benefit Arrangement that is self-insured.

(iii)    All contributions due from the Company or any of its Subsidiaries with respect to any of the Company Benefit Arrangements have been timely made under the terms of the applicable Company Benefit Arrangement and any Applicable Law, or there is a period of time remaining for such contributions to be timely made.  No further contributions shall be due or shall have accrued thereunder as of the Closing Date.

(iv)    Since August 27, 2007, there has been no termination or partial termination of any Company Benefit Arrangement.

(v)    No Company Benefit Arrangement (other than life insurance arrangements) provides post-termination or retiree welfare benefits to any person for any reason, except as may be required by Applicable Law.

(e)    There has been no amendment to, written interpretation or announcement (whether or not written) by the Company or any of its Subsidiaries relating to, or change in employee participation or coverage under, any Company Benefit Arrangement that would increase materially the expense of maintaining such Company Benefit Arrangement above the level of the expense incurred in respect thereof during the most recent fiscal year.

(f)    None of the Company or any of its Subsidiaries is a party to any:  (1) Contract with any Person the benefits of which are contingent, or the terms of which will be materially altered, upon the occurrence of the Transaction; or (2) Company Benefit Arrangement, any of the benefits of which shall be increased, or the vesting of benefits of which shall be accelerated, by the occurrence of the Transaction, or any event subsequent to the Transaction such as the termination of employment of any person, or the value of any of the benefits of which shall be calculated on the basis of the Transaction.

(g)    To the Knowledge of Seller, no employee or consultant of the Company or any of its Subsidiaries is in material violation of (1) any Contract with the Company or any of its Subsidiaries or (2) any restrictive covenant relating to the right of any such employee or consultant to be employed by the Company or any of its Subsidiaries.

(h)    The employment or engagement by the Company or any of its Subsidiaries of each of the Former Contractors and Employees has been terminated and none of the Company or any of its Subsidiaries has any Liability (other than payroll or employment Tax Liability) to any of the Former Contractors and Employees.

3.16    Corporate Documents.  Seller has Delivered to Buyer all of the following: (a) copies of the charter documents, each as currently in effect, of the Company and its Subsidiaries; and (b) the minute books containing all records of all proceedings, consents, actions and meetings of the board of directors and any committees thereof and stockholders of the Company and its Subsidiaries that have occurred since August 27, 2007.  The minute books of the

Company and its Subsidiaries provided to Buyer contain a complete and accurate summary of all meetings of directors and stockholders or actions by written consent of the Company and its Subsidiaries that have occurred since August 27, 2007 through the Closing Date and reflect all transactions referred to in such minutes accurately in all material respects.  The books, records and accounts of the Company and its Subsidiaries (w) are in all material respects true, complete and correct, (x) have been maintained in accordance with good business practices on a basis consistent with prior years, (y) are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets and properties of the Company and its Subsidiaries, and (z) accurately and fairly reflect the basis for the Company Financial Statements.

3.17    Insurance.  Seller has Delivered to Buyer copies of the policies of insurance and bonds maintained by the Company or any of its Subsidiaries, including all legally required workers’ compensation insurance and errors and omissions, casualty, fire and general liability insurance.  Each of the Company and its Subsidiaries at all time submits accurate information to the insurers as to the employees’ remuneration for the purposes of workers’ compensation insurance.  There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds.  All premiums due and payable under all such policies and bonds have been timely paid, and each of the Company and its Subsidiaries is otherwise in compliance in all material respects with the terms of such policies and bonds.  All such policies and bonds remain in full force and effect, and Seller has no Knowledge of any threatened termination of any of such policies or bonds.

3.18    No Brokers.  None of the Company or any of its Subsidiaries or any affiliate of the Company or any of its Subsidiaries has any Liabilities for the payment of any fees or expenses of any investment banker, broker, attorney, finder or similar party in connection with the origin, negotiation or execution of this Agreement or in connection with the Transaction.

3.19    Customers and Suppliers.

(a)    Significant Customers.  Schedule 3.19(a) of the Seller Disclosure Letter lists each customer or distributor who, in the year ended June 30, 2008 or the period thereafter ending on the Closing Date, was one of the 20 largest sources of revenues for the Company and its Subsidiaries, based on amounts paid or payable (each, a “Significant Customer”).  None of the Company or any of its Subsidiaries has any outstanding material disputes concerning its products and/or services with any customer or distributor for the Company and its Subsidiaries, including any Significant Customer, and Seller has no Knowledge of any material dissatisfaction on the part of any Significant Customer.  Since June 30, 2008, none of the Company or any of its Subsidiaries has received any written notice from any Significant Customer that such customer shall not continue as a customer of the Company or any of its Subsidiaries (or Buyer) after the

Closing or that such customer intends to terminate or materially modify existing Contracts with the Company or any of its Subsidiaries (or Buyer).  Since August 27, 2007, none of the Company or any of its Subsidiaries has had any of its products returned by a purchaser thereof except for normal warranty returns consistent with past history and those returns that would not result in a reversal of any revenue by the Company or any of its Subsidiaries.

(b)    Significant Suppliers.  None of the Company or any of its Subsidiaries has any outstanding material dispute concerning products and/or services provided by any supplier who, in the year ended June 30, 2008 or the period thereafter ending on the Closing Date, was one of the 20 largest suppliers of products and/or services to the Company and its Subsidiaries, based on amounts paid or payable (each, a “Significant Supplier”), and Seller has no Knowledge of any material dissatisfaction on the part of any Significant Supplier.  Each Significant Supplier is listed on Schedule 3.19(b) of the Seller Disclosure Letter.  Since June 30, 2008, none of the Company or any of its Subsidiaries has received any written notice from any Significant Supplier that such supplier shall not continue as a supplier to the Company or any of its Subsidiaries (or Buyer) after the Closing or that such supplier intends to terminate or materially modify existing Contracts with the Company or any of its Subsidiaries (or Buyer).  The Company and its Subsidiaries have access, on commercially reasonable terms, to all products and services reasonably necessary to carry on the Businesses, and Seller has no Knowledge of any reason why it will not continue to have such access on commercially reasonable terms.

3.20    Anti-Bribery Compliance.

(a)    Since August 27, 2007 and, to the Knowledge of Seller, at any time prior to August 27, 2007, none of the Company or any of its Subsidiaries or any of their directors, officers or employees or, to the Knowledge of Seller, any other Person acting on their behalf, has violated any Anti-Bribery Laws.  Without limiting the foregoing, none of the Company or any of its Subsidiaries or any of their directors, officers or employees or any other Person acting on their behalf has engaged in, authorized or knowingly permitted (i) offer or payment of any bribe or kickback to any official or employee of any Governmental Authority or any relative of any such official or employee, or any other payments to such persons, whether or not legal, for the purpose of inducing or rewarding any favorable action by any official or employee of any Governmental Authority, including, without limitation, in order to obtain or retain business or to receive favorable treatment with regard to business, (ii) offer or payment of any bribe or kickback to persons other than government officials or their relatives, or any other payments to such persons, whether or not legal, to obtain or retain business or to receive favorable treatment with regard to business, (iii) offer or payment of any bribe, kickback or illegal contribution to any political party, political candidate or holder of governmental office, or any employee of any of the foregoing, including, without limitation, in order to obtain or retain business or to receive favorable treatment with regard to business, (iv) offer or payment of fees to consultants or commercial agents which disguise offers or payments aimed for a bribe, kickback or illegal contribution; or (v) offer or payment of any payments or reimbursements made to personnel of the Company or any of its Subsidiaries for the purposes of enabling them to expend time or to make contributions or payments of the kind or for the purposes referred to in subsections (i) through (iv) above.

(b)    Since August 27, 2007 and, to the Knowledge of Seller, at any time prior to August 27, 2007, none of the Company or any of its Subsidiaries or any of their directors, officers or employees or, to the Knowledge of Seller, any other Person acting on their behalf, has engaged in or authorized (i) the creation of any bank accounts, funds or pools of funds created or maintained without being reflected on the corporate books of account, or as to which the receipts and disbursements therefrom have not been reflected on such books, or (ii) any receipts or disbursements, the actual nature of which has been “disguised” or intentionally misrecorded on the corporate books of account.

(c)    The Company and its Subsidiaries have implemented an appropriate legal compliance program designed to provide reasonable assurance of compliance with Anti-Bribery laws in accordance with the United States Sentencing Commission, Federal Sentencing Guidelines, Chapter Eight–Sentencing Organizations, including (i) written policies and procedures, including appropriate periodic or event-based written certifications, (ii) training of the Company’s and its Subsidiaries’ directors, officers or employees, and (iii) processes for reporting, investigating, remediating and punishing violations.  The Company and its Subsidiaries conduct, and maintain written records of, reasonable and customary due diligence investigations of, and have written agreements with, each of its third-party product representatives, distributors other agents and joint-venture partners (“Third-Party Partners”), that (i) include appropriate representations, warranties and covenants regarding compliance with Anti-Bribery Laws, and (ii) require each Third-Party Partner to maintain books, records and accounts that are true, accurate and complete in all material respects.

3.21    No Further Obligations.  None of the Company or any of its Subsidiaries has any further obligations under (a) that certain Share Purchase Agreement by and among Atlantic Acqco, Limitada, Seller, the Selling Shareholders (as defined therein) and Espírito Santo Ventures – Sociedade de Capital de Risco, Sa dated as of August 24, 2007, (b) that certain Asset Purchase Agreement between Chipidea Microelectronica S.A. and Nordic Semiconductors ASA dated as of February 14, 2007 and (c) that certain Asset Purchase Agreement between Chipidea Microelectronica S.A., TransDimension NH, LLC  and TransDimension, Inc. dated as of October 1, 2005.

ARTICLE 4

Representations and Warranties of Buyer

Buyer represents and warrants to Seller as follows:

4.1    Organization and Good Standing.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Buyer has the corporate power and authority to own, operate and lease its properties and to carry on its business.  Buyer is not in violation of its Certificate of Incorporation or Bylaws, each as amended to date.

4.2    Power, Authorization and Validity.

(a)    Power and Authority.  Buyer has all requisite corporate power and authority to enter into, execute, deliver and perform its obligations under this Agreement and each of the Ancillary Agreements to which Buyer is a party and to consummate the Transaction.  The execution, delivery and performance by Buyer of this Agreement, each of the Ancillary Agreements to which Buyer is a party and all other transactions and actions contemplated hereby or thereby have been duly and validly approved and authorized by all necessary corporate action on the part of Buyer and no other action on the part of Buyer is required in connection therewith.

(b)    No Consents.  No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority, or any other Person, governmental or otherwise, is necessary or required to be made or obtained by Buyer to enable Buyer to execute and deliver, enter into, and perform its obligations under this Agreement and each of the Ancillary Agreements to which Buyer is a party or to consummate the Transaction, except, as applicable, for the filing by Buyer of such reports and information with the SEC under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the SEC thereunder, as may be required in connection with this Agreement and the Transaction.

(c)    Enforceability.  This Agreement has been duly executed and delivered by Buyer.  Assuming the due authorization, execution and delivery by Seller, this Agreement and each of the Ancillary Agreements to which Buyer is a party are, or when executed by Buyer shall be, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

4.3    No Conflict.  Neither the execution and delivery by Buyer of this Agreement or any of the Ancillary Agreements to which Buyer is a party, nor the consummation of the Transaction by Buyer, conflicts with or violates or results in any violation of or default under (with or without notice or lapse of time, or both) or gives rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under:  (a) any provision of the Certificate of Incorporation or Bylaws of Buyer, each as currently in effect; or (b) any Applicable Law applicable to Buyer, or any of its material assets or properties, other than in the case of clause (b), such conflicts, violations, defaults, terminations, cancellations, modifications, accelerations or losses that would not, individually or in the aggregate, be material to Buyer’s ability to consummate the Transaction or to perform its obligations under this Agreement

4.4    Investment Intent.  Buyer is acquiring the Purchased Interests for its own account and for investment and not with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act.

ARTICLE 5

Covenants

5.1    Public Announcement.  Upon the Closing Date, Buyer and Seller may issue a press release approved by both parties announcing the Transaction.  Thereafter, either party may issue such press releases, and make such other disclosures regarding the Agreement and the Transaction, as it determines are required under Applicable Law, regulatory rules or securities exchange listing agreement or that relate solely to factual statements regarding the Agreement or the Transaction.

5.2    Taxes.

(a)    Seller shall indemnify Buyer for all Taxes of the Company and its Subsidiaries, and shall pay any and all such Taxes of the Company and its Subsidiaries, for any taxable period (or portion thereof) ending on or prior to the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date (a “Pre-Closing Tax Period”), to the extent that (i) such Taxes are in excess of the total amount of Taxes reserved for on the Closing Balance Sheet (it being understood that the portion of the line item “Tax Related Long Term Liabilities” on the Closing Balance Sheet corresponding to the $3.8 million of OCI tax liability and $2.1 million of purchased intangibles shall not constitute “reserves” for purposes of this Section 5.2(a)), and (ii) such Taxes are not withholding Taxes that are properly withheld by customers on sales from Seller.  All property

Taxes, personal property Taxes and similar ad valorem obligations in respect of the assets of the Company and its Subsidiaries that relate to any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”) shall be allocated between the portion of the Straddle Period ending on the Closing Date and the remainder of the Straddle Period based on the number of days in each such segment of the Straddle Period.

(b)    Buyer shall timely prepare or cause to be prepared (in a manner consistent with the Company’s or the Subsidiary’s, as applicable, prior practice) and timely file or cause to be filed all Tax Returns for the Company and its Subsidiaries that relate to or include any Pre-Closing Tax Period and are filed after the Closing Date, other than Tax Returns with respect to periods for which a consolidated, unitary, combined or other Tax Return of Seller will include the operations of the Company and/or its Subsidiaries (“Pre-Closing Tax Returns”).  Buyer shall provide to Seller a draft of each such Pre-Closing Tax Return at least 30 days prior to the due date for filing such Pre-Closing Tax Return.  Buyer shall permit Seller to review and comment on each such Pre-Closing Tax Return within 15 days prior to the due date for filing such Pre-Closing Tax Return.  Buyer shall make such revisions to such Pre-Closing Tax Returns as are reasonably requested by Seller.

(c)    Buyer shall pay all Taxes of or relating to the Company or its Subsidiaries for or relating to any period that is not a Pre-Closing Tax Period (including any Post-Closing Tax Period).

(d)    Any refunds of Taxes that are identified on Schedule 5.2(d) and that would be indemnifiable by Seller under Section 5.2(a) hereof and that are received (or credited against Tax) by Buyer, the Company or any Affiliate thereof, shall be for the account of Seller and Buyer shall pay over to Seller any such refund or the amount of any such credit within 30 days after receipt thereto; provided, however, that (i) in no event shall Buyer, the Company or any Affiliate thereof be required to take any action to obtain or pursue such refunds (other than reasonable clerical actions); (ii) the amount of such refunds required to be paid over to Seller shall not be in excess of the local currency amount received or credited by Buyer, the Company or any Affiliate thereof; and (iii) to the extent any such refund is paid to Seller by Buyer, Seller shall indemnify Buyer if such refund is subsequently reduced or disallowed by any applicable Tax Authority and shall pay over to Buyer the amount of the reduction or disallowance within 30 days of being notified of such reduction or disallowance.

5.3    Cooperation on Tax Matters.  Seller and Buyer shall provide reasonable cooperation to each other, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes, in each case relating to the Business.  Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information reasonably relevant to any such audit, litigation, or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Seller and Buyer agree to retain all books and records with respect to Tax matters pertinent to the Company and its Subsidiaries relating to any taxable period beginning before the Closing Date until expiration of the statute of limitations of the respective taxable periods, and to abide by all record retention agreements entered into with any Tax Authority.

5.4    Non-Competition and Non-Solicit.

(a)    Non-Competition.  During the period beginning at the Closing Date and ending on the date two (2) years following the Closing Date, Seller covenants and agrees that Seller and Entities controlled by Seller shall not, in any county, state, country or other jurisdiction in which the Company or any of its Subsidiaries engages in the Restricted Business:

(i)           engage in the Restricted Business (as defined below); or

(ii)           acquire or hold any interest in, any Person that engages in a Restricted Business, excluding any such interest (A) that exists as of the Closing Date or (B) that arises after the Closing Date by virtue of receiving such interest in lieu of cash in satisfaction of Liabilities owed by such Person to Seller or Entities controlled by Seller; provided, however, that such interest shall be held by Seller or Entities controlled by Seller solely as a passive investment not to exceed two percent (2%) of such Person’s outstanding voting securities (on a fully-diluted basis).

Notwithstanding the foregoing, nothing in this Section 5.4 shall prohibit Seller from acquiring any Entity whose primary business is not a Restricted Business.

For purposes of this Agreement, “Restricted Business” means developing, marketing or distributing any analog or mixed signal Intellectual Property products in a manner that is competitive with the Business.

(b)    Non-Solicitation of Employees.

(i)           Seller shall not (and Seller shall ensure that no Entity controlled by it shall), during the one-year period following the Closing Date, solicit for employment with Seller or any of its Affiliates (other than the Company and its Subsidiaries) (A) any employee of the Company or any of its Subsidiaries who continues his or her employment with the Company or any such Subsidiary following the Closing or accepts an offer of employment from Buyer in connection with the Transaction (collectively, the “Continuing Employees”) and (B) any employee of Buyer or any of its Affiliates set forth on Schedule 5.4(b)(i).

(ii)           Buyer shall not (and Buyer shall ensure that no Entity controlled by it shall), during the one-year period following the Closing Date, solicit for employment with Buyer or any of its Affiliates (A) any employee of the Company or any of its Subsidiaries who is not a Continuing Employee and (B) any employee of Seller or any of its Affiliates (other than the Continuing Employees) set forth on Schedule 5.4(b)(ii).  In addition, Buyer shall not (and Buyer shall ensure that no Entity controlled by it shall), during the one-year period following the Closing Date, utilize information obtained from Continuing Employees to solicit for employment with Buyer or any of its Affiliates any employee of Seller or its Affiliates.

Notwithstanding the foregoing, for purposes of this Agreement, the placement of general advertisements that may be targeted to a particular geographic or technical area but that are not targeted towards the Continuing Employees, employees of Buyer or any of its Affiliates set forth on Schedule 5.4(b)(i), employees of the Company or any of its Subsidiaries who are not Continuing Employees or employees of Seller or any of its Affiliates set forth on Schedule 5.4(b)(ii) shall not be deemed to be a solicitation under this Section 5.4(b).

(c)    Savings Clause.  It is the desire and intent of the parties that the provisions of this Section 5.4 shall be enforced to the fullest extent permissible under applicable law.  If any provision of this Section 5.4 or any part of any such provision is held under any circumstances to be invalid or unenforceable by any arbitrator or court of competent jurisdiction, then:  (i) such provision or part thereof shall, with respect to such circumstances and in such jurisdiction, be modified by such arbitrator or court to conform to applicable laws so as to be valid and enforceable to the fullest possible extent; (ii) the invalidity or unenforceability of such provision or part thereof under such circumstances and in such jurisdiction shall not affect the validity or enforceability of such provision or part thereof under any other circumstances or in any other jurisdiction; and (iii) the invalidity or unenforceability of such provision or part thereof shall not affect the validity or enforceability of the remainder of such provision or the validity or enforceability of any other provision of this Section 5.4.  Each provision of this Section 5.4 is separable from every other provision of this Section 5.4, and each part of each provision of this Section 5.4 is separable from every other part of such provision.

5.5    Assignment of Specified Contracts. Promptly following the Closing, Seller shall use commercially reasonable efforts to obtain such written consents, approvals and authorizations necessary to effect the transfer and assignment of each of the Specified Contracts from Seller to the Company.  The parties further agree that during the time period between the Closing and the date that the transfer and assignment of each Specified Contract from Seller to

Buyer has become effective, Buyer shall cause the Company to perform Seller’s obligations under each Specified Contract and any and all accounts receivable arising during such time period in respect of each Specified Contract (including payments received with respect to such accounts receivable) shall constitute the sole property of the Company or Buyer (it being understood that Seller shall use commercially reasonable efforts consistent with past practice to collect such accounts receivable when due) and Seller agrees to promptly deliver to the Company or Buyer any payments received by Seller with respect to such accounts receivable.

5.6    Specified Claims.

(a)    Seller agrees following the Closing to use commercially reasonable efforts to pursue the defense or settlement of each Specified Claim and pay all losses, costs, damages, interest, penalties, and expenses (including attorneys’ fees, other professionals’ and experts’ fees, costs of investigation, settlement, defense, arbitration and court costs) (collectively, the “Section 5.6 Damages”) incurred in connection with such Specified Claim; provided, however, that Buyer agrees to pay Section 5.6 Damages up to but not in excess of $50,000 arising out of or resulting from the Portugal Employment Litigation Matter.  Notwithstanding the foregoing, Buyer shall have the right to receive copies of all pleadings, notices and communications with respect to each Specified Claim to the extent that receipt of such documents by Buyer does not affect any privilege relating to Seller, and at Buyer’s sole cost, may participate in, but not to determine or conduct, any defense of each such Specified Claim or settlement negotiations with each such Specified Claim.  If Seller fails to actively and diligently pursue the defense or settlement of any Specified Claim and Buyer has provided Seller with 30 days’ prior written notice of such failure, then, following the expiration of such 30-day period and provided that such failure has not been cured by Seller prior to the expiration of such 30-day period, Buyer may elect to assume the defense or settlement of any such Specified Claim.    If Buyer assumes the defense or settlement of any Specified Claim, Buyer shall not be liable for any Section 5.6 Damages incurred in connection with the defense or settlement of any such Specified Claim and Seller agrees to indemnify and hold harmless Buyer from and against all Section 5.6 Damages incurred in connection with such defense or settlement, except Buyer agrees to pay Section 5.6 Damages up to but not in excess of $50,000 arising out of or resulting from the Portugal Employment Litigation Matter.  At Seller’s request, Buyer shall cooperate as reasonably necessary with Seller in pursuing the defense or settlement of the Portugal Employment Litigation Matter.

(b)    Seller shall not, without the written consent of Buyer, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any Specified Claim unless such settlement, compromise or judgment relates solely to monetary damages and not for injunctive, equitable or other non-monetary relief.

5.7    Certain Post-Closing Matters.

(a)    Minute Books.  Within fifteen (15) days after Closing, Seller shall deliver to Buyer the original minute books of the Company and its Subsidiaries containing all records of all proceedings, consents, actions and meetings of the board of directors and any committees thereof and stockholders of the Company and its Subsidiaries.

(b)    Transfer of Subsidiary Equity Held by Certain Individuals.  Promptly following the Closing, Seller shall use commercially reasonable efforts to assist Buyer in effecting the transfer of the shares held by John Bourgoin in MIPSABG Chipidea, Limitada and Atlantic Acqco, Limitada and the shares held by U Seng Pan in Chipidea Microelectronica (Macau), Limitada, to Buyer.

(c)    Termination of Tax Representatives.  Promptly following the Closing, Seller shall, to the extent reasonably requested by Buyer and at Buyer’s sole cost, use commercially reasonable efforts to assist Buyer in terminating and transferring to Persons designated by Buyer the following arrangements involving the appointment of a Tax representative:  (i) MIPSABG Chipidea, Limitada, as Tax representative in Portugal of Gail Hilary Shulman and Cesar Martin-Perez and (ii) Atlantic Acqco, Limitada, as Tax representative in Portugal of Sandra Mitchell Creighton, Mark Tyndall, John Bourgoin, Stuart John Nichols and John Derrick.

(d)    Termination of Powers of Attorney.  Promptly following the Closing, Seller shall, to the extent reasonably requested by Buyer and at Buyer’s sole cost, use commercially reasonable efforts to assist Buyer in terminating all powers of attorney granted by the Company or any of its Subsidiaries that are in effect as of the Closing Date as determined by Buyer.

(e)    Removal of Guarantors.  As soon as reasonably practicable following the Closing Date, Buyer shall take all necessary action to remove as guarantor under any and all indebtedness for borrowed money of the Company and its Subsidiaries listed on Schedule 5.7(e) in which there is a guarantor other than Buyer, the Company or any of the Company’s Subsidiaries (a “Non-Buyer Affiliated Guarantor”) each such Non-Buyer Affiliated Guarantor and replace each such Non-Buyer Affiliated Guarantor with Buyer, any of its Affiliates or any other Person designated by Buyer.

(f)    BCP Lease Amendment.  As promptly as reasonably practicable following the Closing, Buyer shall use commercially reasonable efforts to arrange for execution of the BCP Lease Amendment or a similar or comparable agreement; provided, however, that in the event the BCP Lease Amendment or a similar or comparable agreement is not executed within a reasonable period of time following the Closing Date (not to be sooner than the date that is two (2) months following the Closing Date), Buyer shall use commercially reasonable efforts to secure alternate space that is reasonably comparable or similar to the premises governed by the BCP Lease Amendment or a similar or comparable agreement (“Alternate Property”) at reasonably comparable costs; provided, further, that any and all losses, costs, damages, interest, penalties, and expenses incurred by Buyer in connection with (i) the failure of the BCP Lease Amendment to be executed by the parties thereto and Buyer having to secure the Alternate Property or (ii) notwithstanding Buyer's commercially reasonable efforts, the execution of the BCP Lease Amendment or a similar or comparable agreement on terms less favorable to Buyer, shall be indemnifiable by Seller pursuant to Section 7.2(d); provided, further, that with respect to rental costs for the Alternate Property, Seller shall indemnify Buyer only for the amount of rental costs in excess of the rental costs set forth on the rent schedule attached to the BCP Lease Amendment but this shall not limit indemnification for other losses, costs, damages and expenses described above.

5.8    Directors and Officers Insurance.  Buyer agrees to cause the current insurance policy covering directors and officers liability engaged by MIPSABG Chipidea, Limitada with AIG Europe, S.A., with number 23071042 (the “Existing Policy”) to be kept in full force and effect until August 27, 2009; provided, however, to the extent any additional premiums or other costs need to be paid by Buyer in order to keep the Existing Policy in full force and effect until August 27, 2009, such additional premiums or costs shall be borne solely by Seller.

ARTICLE 6

Closing Deliverables

6.1    Closing Deliveries of Buyer.  Buyer shall execute and deliver to Seller counterparts of each of the Ancillary Agreements to which Buyer is a party and provide all deliverables and perform all obligations required to be completed by Buyer prior to or at the Closing under all of the Ancillary Agreements to which Buyer is a party, including effecting payment of the Purchase Price pursuant to Section 2.1.

6.2    Closing Deliveries of Seller.  Seller shall satisfy or deliver to Buyer the following at the Closing:

(a)    Ancillary Agreements.  Seller shall execute and deliver to Buyer counterparts of each of the Ancillary Agreements to which Seller is a party and provide all deliverables and perform all obligations required to be completed by Seller prior to or at the Closing under all of the Ancillary Agreements to which Seller is a party.

(b)    Third-Party Consents. Seller shall deliver to Buyer duly executed copies of the consent, approval or waiver of any Person whose consent, approval or waiver, as the case may be, may be required in connection with the Transaction under the Contracts listed on Exhibit A hereto.

(c)    Resignations of Directors and Officers.  Seller shall deliver to Buyer written resignations of each of the persons holding the positions of a director or officer of the Company and its Subsidiaries in office immediately prior to the Closing, other than each such director or officer who is an employee of the Company or any of its Subsidiaries, in each case effective as of the Closing.

(d)    French Subsidiary.  Seller shall deliver to Buyer evidence in form and substance reasonably satisfactory to Buyer of the transfer of ownership of Chipidea Microelectronica (France) SARL (the “French Subsidiary”) such that is no longer a Subsidiary of the Company or any of its other Subsidiaries (the “French Subsidiary Transfer”).

(e)    Power of Attorney.  Seller shall deliver to Buyer the power of attorney in the form attached hereto as Exhibit E.

ARTICLE 7

Survival of Representations, Indemnification
and Remedies; Continuing Covenants

7.1    Survival.  The representations and warranties of Seller contained in this Agreement shall survive the Closing and remain in full force and effect, regardless of any investigation or disclosure made by or on behalf of any of the parties to this Agreement, until 11:59 p.m., Pacific Time on the date that is twelve (12) months following the Closing Date (the “End Date”), at which time all rights and remedies of all Indemnified Persons in respect of such representations and warranties (and any breach thereof) shall terminate; provided, however, that no right to indemnification pursuant to Article 7 in respect of any Claim based upon any breach of a representation or warranty that is set forth in a Notice of Claim (as defined below) delivered prior to the End Date shall be affected by the expiration of such representation or warranty; provided further, that the representations and warranties of Seller contained in Section 3.7 (Taxes) shall survive the Closing and remain in full force and effect, regardless of any investigation or disclosure made by or on behalf of any of the parties to this Agreement, until 11:59 p.m., Pacific Time on the date that is twenty-four (24) months following the Closing Date;

provided further, that such expiration shall not affect the rights of any Indemnified Person under Article 7 or otherwise to seek recovery of Damages arising out of any fraud or intentional misrepresentation by Seller until the expiration of the applicable statute of limitations.  The representations and warranties of Buyer contained in this Agreement shall expire and be of no further force or effect as of the Closing.  All covenants of the parties shall survive the Closing in accordance with their respective terms.  Seller’s obligations under Sections 7.2(b) (except with respect to Section 5.7(f)) or 7.2(c) shall not expire.  Seller’s obligations under Section 5.7(f) and Section 7.2(d) shall expire on the End Date.

7.2    Agreement to Indemnify.  Seller shall indemnify and hold harmless Buyer and its officers, directors, agents, representatives, stockholders and employees, and each Person, if any, who controls or may control Buyer (each hereinafter referred to individually as an “Indemnified Person” and collectively as “Indemnified Persons”) from and against any and all losses, costs, damages, interest, penalties, and expenses (including reasonable attorneys’ fees, other professionals’ and experts’ fees, costs of investigation, settlement, defense, arbitration and court costs) (collectively, “Damages”), whether or not due to a Third-Party Claim (as defined below), arising out of or resulting from:  (a) any breach of any representation or warranty made by Seller in this Agreement (as qualified by the Seller Disclosure Letter); (b) any breach of any of the covenants or agreements made by Seller in this Agreement; (c) any Unrelated Liability; or (d) (i) the failure of MIPSABG Chipidea, Limitada, Seller or any of their respective Affiliates to make any payments that became due and payable under the BCP Agreement prior to the Closing Date, or (ii) the failure of the BCP Lease Amendment to be executed on the same or substantially similar terms by the parties thereto and Buyer incurring Damages including without limitation in connection with having to secure Alternate Property pursuant to Section 5.7(f).

7.3    Limitations.

(a)    The maximum liability of Seller for the matters described in Section 7.2(a) shall be $2,200,000, except in the case of fraud or intentional misrepresentation or the matters described in the next sentence.  Notwithstanding the foregoing, (i) the maximum liability of Seller for the matters listed in Section 7.2(a) with respect to (A) any breach of the representations and warranties set forth in Section 3.13(a) (Compliance with Laws) or Section 3.20 (Anti-Bribery Compliance) shall be $5,000,000; and (B) any breach of the representations and warranties set forth in Section 3.1 (Capital Structure; Title to the Purchased Interests), Section 3.2 (Organization and Good Standing), Section 3.7 (Taxes) or  Sections 3.8(c), (d) or (e) (Financial Statements) shall be the Purchase Price, (ii) the maximum liability of Seller under Sections 5.7(f) or 7.2(d) shall be $5,000,000 (provided, that, with respect to rental costs for the Alternate Property, Seller shall indemnify Buyer only for the amount of rental costs in excess of the rental costs set forth on the rent schedule attached to the BCP Lease Amendment, not to exceed $5,000,000), and (iii) there is no maximum liability of Seller under Sections 7.2(b) (except with respect to Section 5.7(f)) or 7.2(c).

(b)    In determining the amount of any Damages in respect of the failure of any representation or warranty to be true and correct as of any particular date, any materiality standard or qualification contained in such representation or warranty shall be disregarded; provided, however, that such materiality standard or qualification shall not be disregarded for the purposes of the initial determination of whether there was a failure of such representation or warranty to be true and correct as aforesaid.

(c)    Notwithstanding anything contained herein to the contrary, no Indemnified Person shall be entitled to Damages for any matter described in Section 7.2(a) (except with respect to fraud or intentional misrepresentation by Seller) unless and until the total amount of Damages to which such Indemnified Person seeks to be indemnified pursuant to any of the matters described in Section 7.2(a) exceed $200,000 in the aggregate (the “Basket Amount”), after which point such Indemnified Person may make claims for indemnification for all Damages, including the Basket Amount.

7.4    Notice of Claim. As used herein, the term “Claim” means a claim for indemnification by Buyer or any other Indemnified Person for Damages under this Article 7.  Buyer may give notice of a Claim under this Agreement, whether for its own Damages or for Damages incurred by any other Indemnified Person, and Buyer shall give written notice of a Claim executed by an officer of Buyer (a “Notice of Claim”) to Seller reasonably promptly after Buyer becomes aware of the existence of any potential claim by an Indemnified Person for indemnification under this Article 7, arising from or relating to:

(a)    Any matter specified in Section 7.2; or

(b)    the assertion, whether orally or in writing, against Buyer or any other Indemnified Person of a claim, demand, suit, action, arbitration, investigation, inquiry or proceeding brought by a third party against Buyer or such other Indemnified Person (in each such case, a “Third-Party Claim”) with respect to which Seller may become obligated to hold harmless any Indemnified Person pursuant to this Article 7.

The period during which claims may be initiated (the “Claims Period”) for indemnification (including the matters set forth in Section 5.7(f) and Section 7.2(d)) shall commence at the Closing and terminate at 11:59 p.m., Pacific Time on the End Date.  Notwithstanding the foregoing, (i) the Claims Period for indemnification from and against Damages arising out of or resulting from any breach of the representations and warranties made in Section 3.7 (Taxes) shall commence at the Closing and terminate at 11:59 p.m., Pacific Time on the date that is twenty-four (24) months following the Closing Date and (ii) the Claims Period for indemnification from and against Damages arising out of or resulting from fraud or intentional misrepresentation by Seller or for indemnification by Seller for the matters set forth in Sections 7.2(b) (except with respect to Section 5.7(f)) or 7.2(c) shall commence at the Closing and terminate upon the expiration of the applicable statute of limitations.  Notwithstanding anything contained herein to the contrary, any Claims for Damages specified in any Notice of Claim delivered by Buyer to Seller prior to expiration of the applicable Claims Period with respect to facts and circumstances existing prior to expiration of the applicable Claims Period (in each case to the extent such claims are the proper subject of indemnification hereunder) shall remain outstanding until such Claims for Damages have been resolved or satisfied, notwithstanding the expiration of such Claims Period.  Until the expiration of the applicable Claims Period, no delay on the part of Buyer in giving Seller a Notice of Claim shall relieve Seller from any of its obligations under this Article 7 unless (and then only to the extent that) Seller is materially prejudiced thereby.

7.5    Contents of Notice of Claim.  Each Notice of Claim by Buyer given pursuant to Section 7.4 shall contain the following information:

(a)           that Buyer or another Indemnified Person has incurred, paid, accrued, reserved or, in good faith, believes it will have to incur, pay, accrue or reserve, Damages in an aggregate stated amount arising from such Claim (which amount may be the amount of damages claimed by a third party in an action brought against any Indemnified Person based on alleged facts, which if true, would give rise to liability for Damages to such Indemnified Person under this Article 7); and

(b)           a description, in reasonable detail, of the facts, circumstances or events giving rise to the alleged Damages based on Buyer’s good faith belief thereof, including the identity and address of any third-party claimant (to the extent reasonably available to Buyer) and copies of any formal demand or complaint, the amount of Damages, the date each such item was incurred, paid or properly accrued, or the basis for such anticipated liability, and the specific nature of the breach to which such item is related.

7.6    Defense of Third-Party Claims.  Except with respect to the Specified Claims, which is covered by Section 5.6:

(a)    Buyer shall determine and conduct the defense or settlement of any Third-Party Claim, and, except as otherwise provided in this Agreement, the reasonable costs and expenses incurred by Buyer in connection with such defense or settlement (including reasonable attorneys’ fees, other professionals’ and experts’ fees and court or arbitration costs) shall be included in the Damages for which Buyer may seek indemnification pursuant to a Claim made by any Indemnified Person hereunder.

(b)    Seller shall have the right to receive copies of all pleadings, notices and communications with respect to the Third-Party Claim to the extent that receipt of such documents by Seller does not affect any privilege relating to the Indemnified Person and may participate in, but not to determine or conduct, any defense of the Third-Party Claim or settlement negotiations with respect to the Third-Party Claim.

(c)    Buyer shall not settle any such Third-Party Claim with any third party without the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed and which shall be deemed to have been given unless Seller shall have objected within fifteen (15) Business Days after a written request for such consent by Buyer.  In the event that Seller has consented to any such settlement or such consent shall have been unreasonably withheld, conditioned or delayed, Seller shall not have any power or authority to object under any provision of this Article 7 to the amount of any claim by or on behalf of any Indemnified Person against Seller for indemnity with respect to such settlement.

7.7    Resolution of Notice of Claim.  Each Notice of Claim given by Buyer shall be resolved as follows:

(a)    Uncontested Claims.  If, within thirty (30) Business Days after a Notice of Claim is received by Seller, Seller does not contest such Notice of Claim in writing to Buyer as provided in Section 7.7(b), then, to the extent of the limitations set forth in this Article 7, Seller shall be conclusively deemed to have consented to the recovery by the Indemnified Person of the full amount of Damages specified in the Notice of Claim in accordance with this Article 7, and, without further notice, to have stipulated to the entry of a final judgment for damages against Seller for such amount in any court having jurisdiction over the matter where venue is proper.

(b)    Contested Claims.  If Seller gives Buyer written notice contesting all or any portion of a Notice of Claim (a “Contested Claim”) within the thirty (30) Business Day period specified in Section 7.7(a), then such Contested Claim shall be resolved by either (i) a written settlement agreement executed by Buyer and Seller or (ii) in the absence of such a written settlement agreement within thirty (30) Business Days following receipt by Buyer of the written notice from Seller, by binding arbitration between Buyer and Seller in accordance with the terms and provisions of Section 7.7(c).

(c)    Arbitration of Contested Claims.  Either Buyer or Seller may make a demand for arbitration as set forth in Section 8.13 to resolve the Contested Claim.  The decision of the arbitrator as to the validity and amount of any claim in such Notice of Claim shall be nonappealable, binding and conclusive upon the parties to this Agreement.

7.8    Exclusive Remedy.  Except in the case of a Claim for fraud or intentional misrepresentation or a suit for specific performance, the rights and remedies of the Indemnified Persons as provided in this Article 7 shall be the sole and exclusive remedy of Buyer and any other Indemnified Person for any breach of this Agreement or otherwise in connection with the Transaction and no other remedy shall be had in contract, tort or otherwise against Seller, all such remedies being expressly waived.

ARTICLE 8

Miscellaneous

8.1    Governing Law.  The internal law, without regard for conflicts of laws principles, of the State of California shall govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto.

8.2    Assignment; Binding Upon Successors and Assigns.   Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties hereto, and any such assignment without such prior written consent shall be null and void, except that Buyer may assign this Agreement to any direct or indirect wholly owned subsidiary of Buyer without the prior consent of Seller; provided, however, that Buyer shall remain liable for all of its obligations under this Agreement.  Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

8.3    Severability.  If any provision of this Agreement, or the application thereof, shall for any reason and to any extent be invalid or unenforceable, then the remainder of this Agreement and the application of such provision to other persons or circumstances shall be interpreted so as reasonably to effect the intent of the parties hereto.  The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

8.4    Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be an original as regards any party whose signature appears thereon and all of which together shall constitute one and the same instrument.  This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all parties reflected hereon as signatories.

8.5    Other Remedies.  Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a party hereunder shall be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy shall not preclude the exercise of any other.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court having jurisdiction.

8.6    Amendments and Waivers.  Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only by a writing signed by the party to be bound thereby.  The waiver by a party of any breach hereof or default in the performance hereof shall not be deemed to constitute a waiver of any other default or any succeeding breach or default.  The failure of any party to enforce any of the provisions hereof shall not be construed to be a waiver of the right of such party thereafter to enforce such provisions.

8.7    Expenses.  Each party shall bear its respective legal, auditors’, investment bankers’ and financial advisors’ fees and other expenses incurred with respect to this Agreement and the Transaction.

8.8    Notices.  All notices and other communications required or permitted under this Agreement shall be in writing and shall be either hand delivered in person, sent by facsimile, sent by certified or registered first-class mail, postage pre-paid, or sent by internationally recognized express courier service.  Such notices and other communications shall be effective upon receipt if hand delivered or sent by facsimile, three days after mailing if sent by mail, and one day after dispatch if sent by express courier, to the following addresses, or such other addresses as any party may notify the other parties in accordance with this Section 8.8:

If to Buyer:

Synopsys, Inc.
700 East Middlefield Road
Mountain View, CA 94043

Attention:  General Counsel
Facsimile Number:  (650) 584-1184

with a copy to:

Fenwick & West LLP
                Silicon Valley Center
                801 California Street
                Mountain View, CA 94041
                Attention:  Mark A. Leahy
                            Douglas N. Cogen
                Facsimile Number: (650) 988-8500

If to Seller:

If on or prior to June 1, 2009, then to:

MIPS Technologies, Inc.
1225 Charleston Road
Mountain View, CA 94043
Attention:  General Counsel
                Facsimile Number: (650) 567-5154

If after June 1, 2009, then to:

MIPS Technologies, Inc.
955 East Arques Avenue
Sunnyvale, CA 94085
Attention:  General Counsel
                Facsimile Number: (650) 567-5154

with a copy to:

Cooley Godward Kronish LLP
                3175 Hanover Street
                Palo Alto, CA 94304
                Attention:  Keith A. Flaum
                Facsimile Number:  (650) 849-7400

8.9    Interpretation; Rules of Construction.  When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated.  When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated.  When a reference is made in this Agreement to Articles, such reference shall be to an Article of this Agreement unless otherwise indicated.  The words “include”, “include” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation”.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity.  The parties hereto agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

8.10    No Joint Venture.  Nothing contained in this Agreement shall be deemed or construed as creating a joint venture or partnership between any of the parties hereto.  No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party.  No party shall have the power to control the activities and operations of any other and their status is, and at all times shall continue to be, that of independent contractors with respect to each other.  No party shall have any power or authority to bind or commit any other party.  No party shall hold itself out as having any authority or relationship in contravention of this Section 8.10.

8.11    Third Party Beneficiary Rights.  No provisions of this Agreement are intended, nor shall be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, employee, affiliate, stockholder, partner or any party hereto or any other Person unless specifically provided otherwise herein and, except as so provided, all provisions hereof shall be personal solely between the parties to this Agreement; except that Article 7 is intended to benefit the Indemnified Persons.

8.12    Confidentiality.  Seller and Buyer each confirm that they have entered into that certain Confidentiality Agreement dated March 20, 2009 (the “NDA”), as amended by the First Addendum dated April 23, 2009 (the “First Addendum”), and as further amended by the Second Addendum dated May 7, 2009 (the “Second Addendum”), and each of Seller and Buyer confirm that it is bound by, and shall abide by, the provisions of such NDA, as amended by the First Addendum and the Second Addendum.

8.13    Arbitration.  Any dispute arising out of, relating to, or in connection with this Agreement shall be submitted to mandatory, final and binding arbitration before J.A.M.S. or its successor (“J.A.M.S.”) pursuant to the United States Arbitration Act, 9 U.S.C., Section 1 et seq., and any such arbitration shall be conducted in Santa Clara, California.  If J.A.M.S. ceases to provide arbitration service, then the term “J.A.M.S.” shall thereafter mean and refer to the American Arbitration Association (“AAA”).  Either Buyer or Seller may commence the arbitration process called for by this Agreement by filing a written demand for arbitration with J.A.M.S. and delivering a copy of such demand to the other party to this Agreement in accordance with Section 8.8.  The arbitration shall be conducted in accordance with the provisions of J.A.M.S.’ Streamlined Arbitration Rules and Procedures in effect at the time of filing of the demand for arbitration (or, if J.A.M.S. then means the AAA, the commercial arbitration rules of the AAA then in effect), subject to the provisions of this Section 8.13.  Other than as expressly set forth in Article 7, the applicable statutes of limitation and/or other time-based defenses shall be available to the parties, and applicable to disputes between the parties, as if this were an action filed in a court of competent jurisdiction.  The parties shall cooperate with J.A.M.S. and with each other in promptly selecting an arbitrator from J.A.M.S.’ panel of neutrals and in scheduling the arbitration proceedings in order to fulfill the provisions, purposes and intent of this Agreement.  Notwithstanding anything to the contrary herein, either party may seek injunctive relief in a court of competent jurisdiction to prevent irreparable harm from occurring prior to the selection of the arbitrator.  The parties covenant that they shall participate in the arbitration in good faith.  The arbitrator may award the prevailing party its costs, fees and expenses, including attorneys’ fees incurred in connection with the arbitration, provided that in any proceeding under Article 7 for Damages, Buyer shall be deemed to be the prevailing party if the arbitrator awards Buyer one-half or more of the amount in dispute; otherwise, Seller shall be deemed to be the prevailing party.  The provisions of this Section 8.13 and judgment upon the award rendered by the arbitrator may be enforced by any court of competent jurisdiction.

8.14    Non-Reliance.  Buyer acknowledges and agrees that: (a) Seller has not made and is not making any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in Article 3; (b) it is not relying and has not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in Article 3; and (c) no employee, agent, advisor or other representative of Seller or any of its Affiliates (including the Company and its Subsidiaries) has made or is making any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in Article 3.

8.15    Entire Agreement.  This Agreement, the exhibits and schedules hereto, and the Ancillary Agreements constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto other than the NDA.  The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

[Signature Page Next]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Synopsys, Inc.	MIPS Technologies, Inc.

By: /s/ RANDY TINSLEY	By: /s/ JOHN BOURGOIN

Name: Randy Tinsley	Name: John Bourgoin

Title: VP, Strategic & Corp. Bus. Dev.	Title: President and CEO

[Signature Page to Membership Interest Purchase Agreement]

List of Exhibits and Schedules

EXHIBITS

Exhibit A                               Third Party Consents
Exhibit B                                Second Addendum
Exhibit C                                BCP Lease Amendment
Exhibit D                                License Agreement
Exhibit E                                Power of Attorney

SCHEDULES

Schedule 5.2(d)                    List of Tax Refunds
Schedule 5.4(b)(i)                List of Buyer Employees
Schedule 5.4(b)(ii)               List of Seller Employees
Schedule 5.6                         List of Specified Claims
Schedule 5.7(e)                    List of Company Debt With Non-Buyer Affiliated Guarantor